UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IPC The Hospitalist Company, Inc.
(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 7, 2012

TO OUR STOCKHOLDERS:

We will hold our 2012 annual meeting of the stockholders of IPC The Hospitalist Company, Inc., a Delaware corporation, on Thursday, June 7 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California, for the following purposes, which are further described in the accompanying proxy statement:

(1)	To elect three Class II Directors to our Board of Directors to serve for a term of three years or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

(3)	To hold a non-binding advisory vote on executive compensation;

(4)	To approve IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan;

(5)	To approve IPC The Hospitalist Company, Inc. Incentive Plan; and

(6)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 9, 2012 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote.

In accordance with rules and regulations adopted by the Securities and Exchange Commission, we are now providing access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 27, 2012 a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on March 30, 2012. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge. You will not receive such Notice in the mail if you previously permanently elected to receive a printed copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; an e-mail address and a website where stockholders can request a paper or e-mail copy of our proxy statement, our annual report to stockholders and a form of proxy relating to the annual meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please vote, at your earliest convenience, using the telephone or Internet or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided. If you attend the meeting, you may vote in person, even if you previously used the telephone or Internet voting systems or returned a signed proxy.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:00 p.m., Pacific Time on Wednesday, June 6, 2012.

By order of the Board of Directors,

Adam D. Singer, M.D. Chief Executive Officer

North Hollywood, California

April 23, 2012

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies from our stockholders in connection with our 2012 annual meeting of stockholders, to be held on Thursday, June 7 at 9:00 a.m., Pacific Time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 30, 2012. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). To obtain directions to our annual meeting, visit our website at www.hospitalist.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include this proxy statement and the accompanying proxy card, notice of annual meeting of stockholders, and annual report to stockholders, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive paper copies of these materials. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials was first mailed on or before April 18, 2012 to all stockholders of record as of March 30, 2012.

Whether or not you plan to attend the meeting in person, please vote, at your earliest convenience, using the telephone, Internet, or request a proxy card to complete, sign and date and return by mail, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

(1)	For each nominee to our Board of Directors;

(2)	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012;

(3)	For the approval, on an advisory basis, of the executive compensation of our named executive officers;

(4)	For approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan;

(5)	For approval of the IPC The Hospitalist Company, Inc. Incentive Plan; and

(6)	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 16,570,362 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a plurality of the votes cast, in person or by proxy, which means that the three nominees with the most votes will be elected. Abstentions and broker non-votes as to the election of any director nominees will not affect the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The approval of the IPC The Hospitalist Company, Inc. Incentive Plan requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an annual report and proxy statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an annual report and proxy statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, proxy statement and annual report by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362).

Electronic Availability of Proxy Materials for 2012 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 7, 2012. This proxy statement and IPC’s Annual Report to Stockholders and Form 10–K for fiscal year 2011 are available electronically at http://investors.hospitalist.com.

Electronic Delivery of Future Proxy Materials

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

At the annual meeting, you will elect three directors to serve as Class II Directors until the 2015 annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for election as Class II Directors are identified below, each of whom is currently serving on the Board of Directors and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to whom any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information Concerning our Directors Nominated for Election

Class II Directors—Term Scheduled to Expire in 2015

Mark J. Brooks, age 45. Mr. Brooks has served as one of our directors since April 1999 and has served as a member of our audit committee since July 2011 and as chairman of our compensation committee since June 2008. Since its formation in January 2007, Mr. Brooks has served as a managing director of Scale Venture Partners. Prior to joining Scale Venture Partners, Mr. Brooks worked for Bank of America Ventures since 1995, ultimately serving as a managing director. Mr. Brooks currently sits on the boards of directors of Alimera Sciences, Inc., (NASDAQ—ALIM) and the following private companies: National Healing Corporation, LivHome Inc., Spinal Kinetics, Inc., Oraya Therapeutics, Inc. and New Century Hospice, Inc. Mr. Brooks received a B.A. in economics from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Brooks’ qualifications to serve on our Board of Directors include his many years of experience as a venture capital investor in various healthcare service organizations including our Company, his thirteen years of experience serving on our Board of Directors, his many years of service on the boards of directors of other healthcare companies and a deep understanding of healthcare finance.

Woodrin Grossman, age 67. Mr. Grossman has served as one of our directors and as a member of our audit committee and our nominating and governance committee since March 2008. Mr. Grossman retired in 2007 after serving as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. (NASDAQ-ODSY) from January 2006 to December 2007 and as a director from July 2005 to January 2006. Prior to Odyssey HealthCare, Inc., Mr. Grossman worked for PricewaterhouseCoopers for 37 years, including 27 years as a partner of the firm and over five years as the health care practice leader of the firm. Mr. Grossman currently serves on the board of directors of MedCath Corporation (NASDAQ-MDTH) and served as a director of Kinetic Concepts, Inc. in the past five years. Mr. Grossman received a B.S. in economics from Moravian College and an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Grossman’s qualifications to serve on our Board of Directors include his many years of experience as a partner and the healthcare practice leader at a large international public accounting firm providing auditing and consulting services to multi-state healthcare companies, his experience as a senior executive responsible for strategy and development for a public healthcare services firm and his experience serving on the boards of directors of other public and private healthcare companies, together with his deep understanding of healthcare finance, accounting and auditing.

R. Jeffrey Taylor, age 63. Mr. Taylor has been a director and our President and Chief Operating Officer since he joined IPC in July 2000, and currently serves as a member of our quality committee. Prior to joining IPC, Mr. Taylor was the executive vice president of Atlanta-based Mariner Post-Acute Network. Prior to that, Mr. Taylor was chief executive officer of American Outpatient Services, Inc. and held various positions including executive vice president, chief administrative officer and general counsel with American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC). From July 2009 through December 2011, Mr. Taylor also served on the board of directors of Dormir, Inc. Mr. Taylor received a B.S. from the University of Utah and a J.D. from the University of Utah College of Law. Mr. Taylor has more than 25 years of experience in the areas of acute-care, sub-acute care and the outpatient dialysis segments of the healthcare industry. Mr. Taylor’s qualifications to serve on our Board of Directors include his twelve years as our President and Chief Operating Officer, his many years experience as a senior executive responsible for operations in multi-state public and private healthcare services companies, his legal background in healthcare and his service on the board of directors of another healthcare services company.

The Board of Directors recommends a vote FOR the election of each of the named nominees as Class II Directors.

Information Concerning our Other Directors

The following persons are currently directors of the Company whose terms will continue after the annual meeting.

Class I Directors—Term Scheduled to Expire in 2014

Adam D. Singer, M.D., age 52. Dr. Singer has been a director, Chairman, and our Chief Executive Officer since he founded IPC in 1995, and in 2006, was designated as our Chief Medical Officer. Dr. Singer currently serves as a member of our quality committee. In 1991, Dr. Singer acquired a private practice in pulmonary medicine that shortly thereafter merged with two other pulmonary physicians’ practices to become part of Consultants For Lung Disease, Inc. (now the Institute for Better Breathing). Dr. Singer received his B.S. in Biology from the University of California, Los Angeles and his medical degree from the Chicago Medical School at Rosalind Franklin University. Dr. Singer performed a post-doctoral internship and residency in internal medicine and a fellowship in pulmonary medicine at University of Southern California. Dr. Singer’s qualifications to serve on our Board of Directors include his position as our Chief Executive Officer since inception of the Company, his position as our Chief Medical Officer and his background as founder the Company and one of the founders of the hospitalist movement. In addition, Dr. Singer has been a practicing physician and brings to our Board of Directors and our Company a depth of understanding of physician culture.

Thomas P. Cooper, M.D., age 68. Dr. Cooper has served as one of our directors since August 2007 and has served as a member of our compensation committee and as chairman of our quality committee since June 2008. Since 1991, Dr. Cooper has been chairman of the board at VeriCare and currently serves as a lead director for Kindred Healthcare, Inc. (NYSE-KND) and Hanger Orthopedic Group (NYSE-HGR). Dr. Cooper has founded various healthcare related companies, including VeriCare, Spectrum Emergency Care, Correctional Medical Systems and Mobilex. Dr. Cooper is also a partner at Aperture Venture Partners, a venture capital firm and serves as a senior advisor to Frazier Healthcare, a private equity firm. Dr. Cooper was an adjunct professor at the Columbia University School of Business teaching entrepreneurship. Dr. Cooper received a B.A. from DePauw University and a medical degree from Indiana University Medical School. Dr. Cooper’s qualifications to serve on our Board of Directors include his many years of experience as a physician executive and founder of several multi-state healthcare service organizations, his experience as a healthcare investor, his background in academics and his service on the boards of directors of several other public and private healthcare service companies. In addition, Dr. Cooper has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

Chuck Timpe, age 65. Mr. Timpe has served as one of our directors since 1998 and has served as a member of our nominating and governance committee since September 2011 and as chairman of our audit committee since 1999. Mr. Timpe also serves as a director and chairman of the audit committee of CrowdGather, Inc. (OTCBB-CRWG). From June 2003 until his retirement in November 2008, Mr. Timpe served as the chief financial officer of Hythiam, Inc. (now Catasys Inc.; OTCBB-CATS). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2003. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe is currently a business consultant. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant (inactive). Mr. Timpe has over 40 years experience in the healthcare industry as a senior healthcare financial executive and director. Mr. Timpe’s qualifications to serve on our Board of Directors include his many years of experience as a senior healthcare financial executive with both public and private multi-state healthcare service organizations, his experience with a large public accounting firm specializing in healthcare practice, his fourteen years of experience serving on our Board of Directors, his service on the boards of directors of other public companies and private healthcare companies and his deep understanding of healthcare finance.

Class III Directors—Term Scheduled to Expire in 2013

Francesco Federico, M.D., age 62. Dr. Federico has served as one of our directors and as a member of our quality committee since August 2008. Currently, Dr. Federico serves as Senior Vice President of Heritage Provider Network in charge of Clinical Operations for Lakeside Community HealthCare Medical Group. From 2009-2011, he was involved in transition operations for Heritage Provider Network, Inc, which is a California Knox Keene Entity that provides services for over 500,000 managed care members. Dr. Federico has served as President, CEO and Director of the Lakeside organization—Lakeside Systems, Inc. (2007-2009)—the Holding Company; Lakeside HealthCare, Inc. (1997-2009)—the Management Services organization; Lakeside Medical Group (1986-2009)—the Independent Practice organization; Lakeside Medical Associates (1993-2009)—The Medical Group; Lakeside Comprehensive HealthCare (2006-2009)—the Knox Keene Entity and Lakeside Surgery Center (2006-2009). Currently, he serves on the board of directors of Glendale Memorial Hospital Foundation and the Valley Community Clinic. Dr. Federico also served on the board of directors of California Medical Group RRG Insurance Co (2005-2009) and the California Association of Physician Group (2000-2010). Dr. Federico received a B.A. and a medical degree from Harvard University. Dr. Federico is board certified in internal medicine, medical oncology and hematology. Dr. Federico’s qualifications to serve on our Board of Directors include his many years of experience as a chief executive officer of physician management and other healthcare organizations and his experience with physician reimbursement and professional liability risk areas. In addition, Dr. Federico has been a practicing physician and brings to our Board of Directors a depth of understanding of physician culture.

C. Thomas Smith, age 74. Mr. Smith has served as one of our directors and as the chairman of our nominating and governance committee since January 2004, and as a member of our compensation committee since August 2008. Mr. Smith retired in 2003 after over 11 years as president and chief executive officer of VHA Inc., a national cooperative of approximately 1,600 hospitals and their physicians focused on selective shared business practices to improve operational effectiveness. Prior to VHA Inc., Mr. Smith spent over 30 years managing hospitals, with nearly half of this time serving as chief executive officer of Yale New Haven Hospital in New Haven, Connecticut. Mr. Smith serves on the boards of directors of Information Corporation of America and Advanced ICU Care. In the past five years, Mr. Smith has served as a director of Kinetic Concepts, Inc., Renal Care, Inc., Horizon Health Inc., Neoforma, Inc., and Comp Health Group. Mr. Smith holds a B.A. from Baylor University and an M.B.A. from the University of Chicago. Mr. Smith’s qualifications to serve on our Board of Directors include his years of experience as chief executive officer of VHA Inc, his over thirty years of experience managing hospitals, his eight years serving on our Board of Directors and service on the boards of directors of other public and private healthcare service companies.

Director Independence

Each of our non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ. Dr. Singer and Mr. Taylor do not qualify as independent because they are employees.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the Company; or

•

is a partner in, or an executive officer of, an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information with regard to each director’s business and personal activities as they may relate to our Company and its management. Based on all of the foregoing, as required by NASDAQ rules, the Board of Directors made a determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

Meetings of Non-Management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Communications with the Board of Directors

Any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Meetings

In 2011, our Board of Directors held seven meetings, the audit committee held six meetings, the compensation committee held seven meetings, the nominating and governance committee held five meetings and the quality committee held four meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2011.

We encourage, but do not require, our directors to attend the annual meeting of stockholders.

Committees of our Board of Directors

Our Board of Directors has an audit committee, a compensation committee, a nominating and governance committee and a quality committee, each of which has the composition and responsibilities described below.

Audit Committee. The primary purpose of the audit committee is to oversee the integrity of our financial statements, our financial reporting process, the independent auditor’s qualifications and independence, the performance of the independent auditor and our compliance with legal and regulatory requirements on behalf of the Board. In particular, the audit committee is responsible for (1) selecting the independent auditor, (2) overseeing the work of the independent auditor and reviewing the overall scope of the audit, (3) reviewing all relationships between the independent auditor and our Company, including non-audit services, in order to determine the independent auditor’s independence, (4) discussing the annual audited and quarterly financial statements with management and the independent auditor, (5) discussing with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage business risk, (7) meeting separately, periodically, with management and the independent auditor, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) establishing procedures for treatment of complaints received by our Company or anonymous submissions by employees regarding accounting or auditing matters, (10) preparing a report for the annual proxy statement, (11) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Our audit committee consists of Mr. Timpe, who serves as chairman of the committee, Mr. Brooks and Mr. Grossman. Each of the committee members has been determined to be independent and determined to be an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for our audit committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Compensation Committee. Our compensation committee assists our Board of Directors by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and executive compensation policy. The compensation committee is responsible for (1) reviewing key employee total compensation policies, plans and programs, (2) evaluating and recommending to the Board of Directors the compensation of our executive officers, (3) reviewing and recommending to the Board of Directors the terms and benefits of the employment contracts and other similar arrangements between our Company and its executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) reviewing and recommending stock plans and other incentive compensation plans, (6) reviewing and assessing the risks inherent in the compensation structure, (7) reviewing the Compensation Discussion & Analysis section for our Company’s annual proxy statement, (8) providing a report for the annual proxy statement and (9) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.

Our compensation committee consists of Mr. Brooks, who serves as chairman of the committee, Dr. Cooper and Mr. Smith. Each of the committee members has been determined to be independent, and each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Treasury Regulation § 1.162-27(3). Our Board of Directors has adopted a written charter for our compensation committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Nominating and Governance Committee. Our nominating and governance committee assists our Board of Directors by identifying individuals qualified to become members of our Board of Directors and developing our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) assisting the Board of Directors in reviewing director independence, (3) recommending Board committee assignments and compensation, (4) approving any employee director or senior executive standing for election for outside for-profit boards of directors, (5) evaluating and recommending candidates for election to our Board of Directors, (6) overseeing the succession planning of the chief executive officer and senior executive officers, (7) overseeing the self-evaluation process for our Board of Directors and each Board committee, (8) reviewing our corporate governance principles, governance-related stockholder proposals, and changes to the charter and bylaws and providing recommendations to the Board of Directors regarding possible changes, (9) reviewing and monitoring compliance with all laws and regulations not under the purview of another board committee, (10) reviewing claims for indemnification, and (11) handling such other matters that are specifically delegated to the nominating and governance committee by the Board of Directors from time to time.

The nominating and governance committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that it believes is most beneficial to our Company. Although the Board of Directors does not have a formal diversity policy, the committee and the Board of Directors will consider such factors as they deem appropriate to assist in developing a Board of Directors and committees that are diverse in nature and comprised of experienced and seasoned individuals. These factors focus on skills, expertise and background and may include decision-making ability, judgment, personal integrity and reputation, healthcare and physician management experience, and the extent to which the candidate would be a desirable addition to the Board of Directors and any Board committees. Our nominating and governance committee will consider nominees for directors recommended by stockholders upon submission in writing in accordance with our bylaws to our Corporate Secretary of the names and qualifications of such nominees at the following address: IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

In March 2012, the nominating and governance committee recommended to our Board of Directors the nominees standing for election at the 2012 annual meeting of stockholders, each of whom is currently serving on our Board of Directors.

Our nominating and governance committee consists of Mr. Smith, who serves as chairman of the committee, Mr. Grossman, and Mr. Timpe. Each of the committee members has been determined to be independent. Our Board of Directors has adopted a written charter for our nominating and governance committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Quality Committee. Our quality committee oversees clinical quality, professional liability (malpractice), physician leadership and physician retention. In particular, the quality committee is responsible for (1) monitoring our performance on established internal and external benchmarking regarding clinical performance and outcomes, (2) overseeing our adoption and implementation of policies and procedures designed to provide quality patient care, (3) overseeing the Company’s programs and initiatives to develop physician leadership, including local leadership at the practice group level, (4) overseeing our adoption and implementation of a system to allow us to respond to federal, state, internal and external reports of clinical quality of care issues and review periodically whether such system functions adequately, (5) overseeing the Company’s malpractice claims management process and related mitigation efforts, (6) investigate, or ask our legal counsel to investigate, any matter brought to the attention of the quality committee within the scope of its duties, and obtain legal advice for this purpose, if, in its judgment, that is appropriate, (7) overseeing our physician retention and job satisfaction initiatives, (8) handling such other matters that are specifically delegated to the quality committee by the Board of Directors from time to time, and (9) reporting regularly to the full Board of Directors.

Our quality committee consists of Dr. Cooper, who serves as chairman of the committee, Dr. Federico, Dr. Singer, and Mr. Taylor. Our Board of Directors has adopted a written charter for our quality committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Board of Directors Share Ownership Guideline

We have a share ownership guideline which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage members of our Board of Directors to have an ownership stake in the Company by retaining at least a specified minimum number of shares of our common stock. The guideline is that each director should retain all net shares obtained upon exercise of stock options, net realizable shares of vested but unexercised stock options and all vested shares of restricted stock until they own shares or equivalent net unexercised options with at least a market value of five times the annual Board retainer, which at the current annual retainer of $30,000, is equal to $150,000.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management. A fundamental part of risk management is understanding the risks a company faces and what steps management is taking to manage those risks and also to formulate, with management, what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. In 2011, the full Board of Directors reviewed an annual enterprise risk management assessment, which was prepared by the Company’s chief financial officer. In this process, risk was assessed throughout the business, focusing on seven primary areas of risk: strategic, regulatory, operational, development, financial, technology and legal.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the audit committee focuses on financial risk, including internal controls and the Company’s investment policies, and regulatory risk related to physician billing. The Company’s nominating and governance committee assists the Board of Directors in fulfilling its oversight responsibility with respect to healthcare regulatory and compliance activities and all other compliance areas not under the purview of another Board committee. The quality committee oversees risks related to physician retention, professional liability (malpractice) and clinical quality matters. In addition, in setting compensation, the compensation committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Board Leadership Structure

Our Chief Executive Officer also serves as Chairman of our Board of Directors. We believe that having a single person serve as both Chief Executive Officer and Chairman, combined with independent directors with strong leadership experience and independent Board committees, provides the right form of leadership for our Company.

Adam Singer, M.D., the founder of our Company and one of the founders of the hospitalist movement, serves as both Chief Executive Officer and Chairman of the Board and as such, demonstrates that the Company is under strong leadership with a single person setting the tone and strategic direction. Based on Dr. Singer’s deep understanding of our business and his involvement in the day-to-day operations of the Company, we believe he is in the best position to serve as Chairman to identify for the Board of Directors the challenges and issues that the Company faces. In addition, we believe that a physician serving in both the Chief Executive Officer and Chairman roles at this time communicates a strong emphasis that we are a physician provider organization.

Dr. Singer possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus uniquely positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our most important assets, our physicians and other providers, in addition to our stockholders and other stakeholders.

Each of the directors other than Dr. Singer and Mr. Taylor, our President and Chief Operating Officer, is independent and the Board of Directors believes that the independent directors, without a named lead director, provide effective oversight of and facilitate direct communications with management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, the independent directors meet in executive session at each regular Board meeting or more frequently, as needed. The Board of Directors believes that this approach effectively encourages full engagement of all independent directors in executive sessions, while avoiding unnecessary hierarchy and complements the combined Chief Executive Officer/Chairman structure. In addition, three of our four standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board of Directors or management. The fourth standing committee, the quality committee, includes the two independent directors who are physicians (one of whom is the committee chair) in addition to our two management directors.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, president, chief operating officer, chief financial officer, chief administrative officer, chief development officer, chief clinical officer, our chief accounting officer and controller, our principal accounting officer, and certain other designated employees. We also have a code of conduct that applies to all of our directors, officers and employees. The code of ethics and the code of conduct can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602 or through our web site, located at www.hospitalist.com.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Representatives of Ernst & Young LLP are expected to attend the annual meeting in person to respond to appropriate questions and to make a statement if they so desire. If Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if Ernst & Young LLP’s engagement is discontinued for any reason, the audit committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2012. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the audit committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon, is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The following table sets forth the aggregate professional fees billed to the Company for the years ended December 31, 2011 and 2010 by Ernst & Young LLP, the Company’s independent registered public accounting firm:

	2011	2010
Audit fees (1)	$473,900	$473,900
Audit-related fees (2)	1,000	—
Tax fees (3)	279,000	277,000
All other fees	—	—

	$753,900	$750,900

(1)	Includes fees for the audit of our consolidated financial statements and the audit of our internal controls over financial reporting and timely quarterly reviews.
(2)	Includes fees for professional services rendered in connection with SEC filings, including comfort letters, consents and comment letters.
(3)	Includes fees for professional services rendered for tax advice, tax planning, tax compliance, tax preparation services and other tax projects.

In connection with the audit of our financial statements for fiscal 2011 and 2010, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-approval Policies and Procedures

The audit committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee pre-approved all such services in 2010 and 2011 and concluded that such services performed by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that public companies give their stockholders the opportunity to vote, on an advisory (nonbinding) basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s executive compensation disclosure rules. Accordingly, stockholders of the Company are being given the opportunity to vote on a proposal, commonly known as a “say-on-pay” proposal, to endorse or not endorse our compensation program for our named executive officers as reflected in this proxy statement in accordance with the SEC’s executive compensation disclosure rules.

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewards executive for achieving predefined objectives as established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. The Board of Directors believes that this structure has been successful in recruiting and retaining our management team as evidenced by the Company’s financial success over the past several years and low turnover of the management team. The Board of Directors, using the services of an outside consultant who performs no other services for the Company, closely monitors best practices, the compensation programs and pay levels of executives at peer companies to ensure that our compensation programs are within the norm of a range of market practices. Our executive pay programs are heavily weighted towards at-risk compensation in the form of performance-based cash bonuses and equity awards. Over the last two years, at least 69% of the total compensation of our four named executive officers was at risk, as set forth in the 2011 Summary Compensation Table.

The Board of Directors urges stockholders to carefully read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail our executive compensation policies and procedures, as well as the 2011 Summary Compensation Table and related executive compensation tables and narrative discussions.

The proposal regarding the advisory vote on executive compensation will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors may take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and related executive compensation tables and narrative disclosure.”

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 4

APPROVAL OF THE IPC THE HOSPITALIST COMPANY, INC.

2012 EQUITY PARTICIPATION PLAN

The Company’s Board of Directors is recommending stockholder approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan (the “2012 Plan”). The purposes of the 2012 Plan are:

•	To align the interests of the Company’s stockholders and the recipients of awards under the 2012 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;

•	To advance the interests of the Company by attracting and retaining officers, other employees non-employee directors and independent contractors; and

•	To motivate such persons to act in the long-term best interests of the Company and its stockholders.

Under the 2012 Plan, the Company may grant:

•	non-qualified stock options;

•	“incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code);

•	stock appreciation rights (“SARs”);

•	restricted stock, unrestricted stock and restricted stock units (“Stock Awards”); and

•	performance equity awards.

As of December 31, 2011, approximately one thousand and eight hundred employees and six non-employee directors would be eligible to participate in the 2012 Plan if selected by the Committee; however, participation in our long-term incentive plans has historically been limited to certain senior-level employees, and this group included approximately forty-two employees as of March 2012. The closing price of our common stock on April 11, 2012 was $35.08 per share. Upon approval of the 2012 Plan, no additional awards will be granted under the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan (the “Prior Plan”).

Plan Highlights

Some of the key features of the 2012 Plan include:

•	The 2012 Plan will be administered by a committee of the Company’s Board of Directors that is comprised entirely of independent directors;

•	Options and SARs granted under the 2012 Plan may not be repriced without stockholder approval;

•	The number of shares authorized for grants under the 2012 Plan is 2,100,000 shares;

•

Under the 2012 Plan, the maximum number of shares of the Company’s common stock (“Common Stock”) available for awards is 2,100,000, reduced by number of shares of Common Stock subject to awards granted under the Prior Plan after December 31, 2011, with such reduction equal to one times the number of shares subject to an option or Free-Standing SAR and two times the number of shares subject to a Stock Award or Performance Award;

•

The number of shares available for issuance under the 2012 Plan will be reduced by two shares for any shares subject to a Stock Award or performance award and by one share for any shares subject to a stock option or SAR; and

•	The purchase price of options and the base price for SARs granted under the 2012 Plan may not be less than the fair market value of a share of the Company’s common stock on the date of grant.

Description of the 2012 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix A and incorporated into this proxy statement by reference.

Administration

The 2012 Plan will be administered by a committee designated by the Board of Directors or a subcommittee thereof (the “Plan Committee”), consisting of two or more members of the Board. Each member of the Plan Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, or (iii) “independent” within the meaning of the rules of the Nasdaq Stock Market.

Subject to the express provisions of the 2012 Plan, the Plan Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by an agreement containing such provisions not inconsistent with the 2012 Plan as the Plan Committee will approve. The Plan Committee will also have authority to establish rules and regulations for administering the 2012 Plan and to decide questions of interpretation or application of any provision of the 2012 Plan. The Plan Committee may, subject to Section 162(m) of the Internal Revenue Code, take any action such that (1) any outstanding options and SARs will become exercisable in part or in full, (2) all or a portion of a restriction period on any Stock Award will lapse, (3) all or a portion of any performance period applicable to any restricted stock, restricted stock units or performance equity awards will lapse, and (4) any performance measures applicable to any outstanding award will be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2012 Plan to the Board, the Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to the Chief Executive Officer or any executive officer with regard to awards to persons who are (i) “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code or are likely to become such while an award is outstanding, or (ii) subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Available Shares

Subject to the adjustment provisions included in the 2012 Plan, the maximum number of shares of Common Stock available for awards under the 2012 Plan is 2,100,000 (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan after December 31, 2011, with such reduction equal to one times the number of shares subject to an option or Free-Standing SAR and two times the number of shares subject to a Stock Award or Performance Award), of which no more than 2,100,000 shares in the aggregate maybe issued in connection with incentive stock options. The number of available shares will be reduced by the sum of (i) the aggregate number of shares of Common Stock which become subject to outstanding options and free-standing SARs, and (ii) two times the aggregate number of shares of Common Stock which become subject to Stock Awards or performance equity awards. To the extent that shares of Common Stock subject to an outstanding option, free-standing SAR, Stock Award or performance award granted under either the 2012 Plan or the Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of Common Stock subject to an option cancelled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option), (ii) the settlement of such award in cash, or (iii) the use of such shares to pay the withholding taxes for Stock Awards or performance equity awards, then such shares of Common Stock will again be available under the 2012 Plan; provided, however, that shares of Common Stock subject to an award under the 2012 Plan will not again be available under this Plan if such shares are (x) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR, (y) shares delivered to or withheld by the Company to pay the exercise price or withholding taxes related to an outstanding option or SAR and (z) shares repurchased by the Company on the open market with the proceeds of an option exercise. The number of shares that will again become available will be one share for each share subject to an option or free-standing SAR granted under the 2012 Plan or the Prior Plan and two shares for each share subject to a Stock Award or performance award granted under the 2012 Plan or the Prior Plan.

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, and the regulations thereunder, (i) the maximum number of shares of Common Stock with respect to which options, or SARs or a combination thereof may be granted during any fiscal year of the Company to any person shall be 325,000, subject to adjustment in the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation), such as a stock dividend, stock split, spinoff, rights offering or recapitalization or any other change in corporate capitalization, such as a merger, consolidation, reorganization or partial or complete liquidation and (ii) the maximum number of shares of Common Stock with respect to which Stock Awards subject to Performance Measures or Performance Equity Awards denominated in Common Stock may be earned by any Person for each 12-month period during a Performance Period shall be 325,000, subject to adjustment in the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation), such as a stock dividend, stock split, spinoff, rights offering or recapitalization or any other change in corporate capitalization, such as a merger, consolidation, reorganization or partial or complete liquidation; and (iii) the maximum amount that maybe earned by any Person for each 12-month period during a Performance Period with respect to Performance Equity Awards denominated in cash shall be $3,000,000.

Change in Control

In the event of change in control of the Company, the Board (as constituted prior to the Change in Control) may, in its discretion require that (i) some or all outstanding options and SARs shall immediately become exercisable in full or in part, (ii) the restriction period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part, (iii) the performance period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, be substituted for some or all of the shares of common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards to be surrendered to the Company and provide for the holder of the award to receive a payment in an amount equal to the value of the award, as determined pursuant to the terms of the Plan, in cash, shares of common stock in the company resulting from the change in control, or the parent thereof, or a combination of cash and shares.

Under the terms of the 2012 Plan, a change in control is generally defined as the occurrence of any one or more of the following: (i) the acquisition by any person of beneficial ownership of more than fifty percent (50%) of the outstanding voting shares of Common Stock; (ii) a merger, consolidation or other reorganization involving the Company if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting shares of the person resulting from such merger, consolidation or other reorganization; (iii) a complete liquidation or dissolution of the Company; or (iv) the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis. Under the terms of the 2012 Plan, a person is generally defined as any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

Effective Date, Termination and Amendment

If approved by stockholders, the 2012 Plan will become effective as of the date of the Board’s approval and will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the effective date, unless earlier terminated by the Board of Directors. The Board may amend the at any time, subject to stockholder approval if (i) required by applicable law, rule or regulation, including Section 162(m) of the Internal Revenue Code and any rule of the Nasdaq Stock market, or (ii) the Board seeks to modify the option and SAR repricing provisions in the 2012 Plan. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

Stock Options and SARs

The 2012 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the vesting and exercisability of each option and SAR.

Each option will be exercisable for no more than seven years after its date of grant, unless the optionee owns greater than 10% of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the optionee is a ten percent holder, in which case the option exercise price will be the price required by the Internal Revenue Code, currently 110% of fair market value.

Each SAR will be exercisable for no more than seven years after its date of grant. Except for SARs granted in exchange or as a substitute for an option, the base price of an SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of an SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. An SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Common Stock (which may be restricted stock) with a value equal to the difference between the fair market value of the Common Stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of options and SARs following the termination of employment of a participant, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Stock Awards

The 2012 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, unrestricted stock award or a restricted stock unit award. Under the 2102 Plan, restricted stock unit awards include deferred stock unit awards granted to the Company’s non-employee directors. Except as otherwise determined by the Plan Committee, restricted stock awards and restricted stock unit awards will be non-transferable and subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock awarded will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock, provided however, that (i) distributions other than regular cash dividends, and (ii) regular cash dividends with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case will be deposited by the Company and will be subject to the same restrictions as the restricted stock.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of Common Stock, cash or a combination thereof, and (ii) whether the holder will be entitled to receive on a current or deferred basis, dividend equivalents, with respect to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same restrictions as such restricted stock units. Prior to settlement of a restricted stock unit, the holder of a restricted stock unit will have no rights as a stockholder of the Company.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period, or the forfeiture and cancellation of a Stock Award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Performance Equity Awards

The 2012 Plan also provides for the grant of performance equity awards. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including shares of restricted stock), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period. Any dividend or dividend equivalents with respect to a performance award that is subject to performance-based vesting conditions will be subject to the same restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, the holder of such award will have no rights as a stockholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Plan Committee.

Performance Measures

Under the 2012 Plan, the vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. To the extent an award is intended to qualify for the performance-based exemption from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, as described below, the performance measures will be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: share price (including growth measures and total stockholder return or attainment by a share of Common Stock of a specified fair market value for a specified period of time), earnings (either in the aggregate or on a per-share basis), return to stockholders (including dividends), return on assets, return on investments, return on equity, return on sales, earnings of the Company before or after taxes and/or interest, EBITDA (actual and adjusted and either in the aggregate or on a per-share basis), revenues, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment capital, economic value created, gross margin, operating margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives and/or extraordinary or special items, operating earnings, net cash provided by operations, costs, aggregate product unit and pricing targets, achievement of business or operational goals relating to business development, achievement of diversity objectives, results of customer or employee satisfaction surveys, debt ratings, debt leverage and debt service, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, operating and maintenance cost management, employee or provider productivity, number of employees or providers either on a headcount or equivalency basis, efficiency, objectively identified project milestones, production volume levels, and goals relating to acquisitions or divestitures, achievement of a clinical quality goal, or any combination of the foregoing. The applicable performance measures may be applied on a pre- or post-tax basis. In the sole discretion of the Plan Committee, but subject to Section 162(m) of the Internal Revenue Code, the Plan Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2012 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2012 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2012 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer and the corporation’s three most highly compensated executive officers other than the chief executive officer or the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance based-compensation, the following requirements must be satisfied: (1) the performance goals are determined by a committee consisting solely of two or more “outside directors,” (2) the material terms under which the compensation is to be paid, including the performance goals, are approved by the corporation’s stockholders, before payment of any performance-based compensation is made, and (3) except in the case of compensation that is attributable solely to the increase in the value of the stock of the corporation, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Plan Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. As a result, certain compensation under the 2012 Plan, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the 2012 Plan, such as any Stock Award that is not subject to performance measures, would be subject to such limit.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and the Company will generally be entitled to a corresponding deduction.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is generally deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will generally be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is generally deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant will recognize compensation taxable as ordinary income (and subject to tax withholding in the case of an employee) in an amount equal to the fair market value of any shares delivered at the time unrestricted stock is granted. The Company is generally entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

Performance Equity Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan.

PROPOSAL 5

APPROVAL OF THE IPC THE HOSPITALIST COMPANY, INC.

INCENTIVE PLAN

The Company is asking stockholders to approve the IPC The Hospitalist Company, Inc. Incentive Plan (“Bonus Plan”) under which officers and other employees would be eligible to receive incentive awards based on the achievement of objective performance goals for performance periods commencing on or after January 1, 2012. The Bonus Plan was approved by the compensation committee of the Board of Directors on March 22, 2012, with the full Board of Directors approval on April 2, 2012, subject to stockholder approval.

The Bonus Plan will allow the Plan Committee to utilize specified financial or individual measures (as more fully described below) when determining awards under the plan. Should the Bonus Plan receive stockholder approval, it is intended that the plan will qualify for exemption under Section 162(m) of the Internal Revenue Code, which would generally allow awards granted under the plan to be tax deductible by us.

Description of the Bonus Plan

The purpose of the Bonus Plan is to retain and motivate officers and other employees of the Company who are designated by the Plan Committee to participate in the Bonus Plan for a specified performance period commencing on or after January 1, 2012 (a “Performance Period”) by providing such designated officers and employees with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for that Performance Period. The Bonus Plan will be administered by the Plan Committee, which is comprised solely of independent directors. The compensation committee will make recommendation to the Plan Committee for awards to be granted under the Bonus Plan.

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this proxy statement by reference.

All officers and other employees of the Company and its subsidiaries may be designated for participation in the Bonus Plan. The Plan Committee will designate the eligible employees who will participate in the Bonus Plan for a specified Performance Period, and will do so not later than 90 days after the beginning of the Performance Period or, if earlier, the date on which 25% of the Performance Period has been completed (the “Applicable Period”). It is anticipated that only our executive officers (currently, six individuals) will be eligible to receive awards under the Bonus Plan.

Under the Bonus Plan, payment of awards to participating employees is subject to the attainment of specific performance goals and other terms and conditions established by the Plan Committee during the Applicable Period for each Performance Period. A participant may receive an award under the Bonus Plan based upon achievement of a performance goal or goals using one or more objective corporate-wide or subsidiary, division, operating unit or individual measures. With respect to bonuses payable to persons who are, or are expected to be, employed as the chief executive officer or certain of the other most highly compensated executive officers of the Company as of the last day of the Company’s taxable year (“162(m) Covered Employees”) and to the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, the applicable performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: share price (including growth measures and total stockholder return or attainment by a share of Common Stock of a specified fair market value for a specified period of time), earnings (either in the aggregate or on a per-share basis), return to stockholders (including dividends), return on assets, return on investments, return on equity, return on sales, earnings of the Company before or after taxes and/or interest, EBITDA (actual and adjusted and either in the aggregate or on a per-share basis), revenues, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment capital, economic value created, gross margin, operating margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives and/or extraordinary or special items, operating earnings, net cash provided by operations, costs, aggregate product unit and pricing targets, achievement of business or operational goals relating to business development, achievement of diversity objectives, results of customer, employee or provider satisfaction surveys, debt ratings, debt leverage and debt service, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, operating and maintenance cost management, employee or provider productivity, number of employees either on a headcount or equivalency basis, efficiency, objectively identified project milestones, production volume levels, and goals relating to acquisitions or divestitures, achievement of a clinical quality goal, or any combination of the foregoing. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In the case of earnings-based measures, in addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable Performance Period, the performance goals may include any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

If the relevant performance goals are attained during the Performance Period, a participant will be eligible to receive a cash award. Performance goal targets are expressed in terms of an objective formula or standard which may be based on an employee’s base salary, or a multiple thereof, at the time or immediately before the performance goals for such Performance Period were established. In all cases, the Plan Committee has the sole and absolute discretion to reduce the amount of any payment under the Bonus Plan that would otherwise be made to any participant or to decide that no payment shall be made. No participant will receive a payment under the Bonus Plan with respect to any Performance Period having a value in excess of $3,000,000, which maximum amount will be proportionally adjusted with respect to Performance Periods that are less than or more than one year in duration.

Determination of the performance compensation awarded to each participant is to be made at a time determined by the Plan Committee after the last day of each Performance Period following a certification by the compensation committee that the applicable performance goals were satisfied. During the Applicable Period, the Plan Committee will establish terms regarding the timing of payment of awards. The Plan Committee may delegate its responsibilities under the Bonus Plan to our chief executive officer or such other executive officer of the Company as it deems appropriate, except that the compensation committee may not delegate its responsibilities with respect to bonuses payable to 162(m) Covered Employees.

No compensation will be paid under the Bonus Plan to 162(m) Covered Employees if the Bonus Plan is not approved by stockholders. If approved, the Bonus Plan will be effective for performance periods commencing on or after January 1, 2012. The Board of Directors may terminate the Bonus Plan at any time.

New Plan Benefits

Subject to stockholder approval of the Bonus Plan, target award opportunities granted to participants in the Bonus Plan for 2012 performance are set forth below.

IPC THE HOSPITALIST COMPANY, INC. INCENTIVE PLAN

Name and Principal Position	Target Value of Award(1)

Adam D. Singer, M.D., Chief Executive Officer	$461,550

R. Jeffrey Taylor, President and Chief Operating Officer	$358,700

Richard H. Kline, III, Chief Financial Officer	$227,500

Devra G. Shapiro, Chief Administrative Officer	$112,500

Richard G. Russell, Executive Vice President and Chief Development Officer	$227,500

Kerry E. Weiner, M.D, Chief Clinical Officer	$216,600

Executive Group (6)	$1,604,350

(1)	Actual payout can range from 0% to 150% of the target amount, depending on performance.

The Board of Directors unanimously recommends a vote FOR the approval of the IPC The Hospitalist Company, Inc. Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 30, 2012 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and named executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change in control of the Company.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
BlackRock, Inc. (2)	1,497,066	8.61%
TimeSquare Capital Management, LLC (3)	1,109,650	6.38%
Riverbridge Partners LLC (4)	946,897	5.45%
Clifton Park Capital Management, LLC (5)	943,600	5.43%
The Vanguard Group, Inc. (6)	868,183	5.00%
Adam D. Singer, M.D. (7)	416,479	2.40%
R. Jeffrey Taylor (8)	355,477	2.05%
Devra G. Shapiro (9)	180,520	1.04%
Richard H. Kline, III (10)	7,700	*
Richard G. Russell (11)	135,543	*
Kerry E. Weiner, M.D. (12)	12,579	*
Mark J. Brooks (13)	8,073	*
Thomas P. Cooper, M.D. (14)	37,326	*
Francesco Federico, M.D. (15)	29,306	*
Woodrin Grossman (16)	25,568	*
C. Thomas Smith (17)	52,001	*
Chuck Timpe (18)	23,801	*
All directors and named executive officers as a group (12 persons)	1,284,373	7.75%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the footnotes to the table above, the address of each beneficial owner is 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602.
(2)

The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G/A (Amendment No. 3) filed with the SEC on January 20, 2012 by BlackRock, Inc., setting forth information as of December 31, 2011. The Schedule 13G/A states that BlackRock, Inc. has sole voting power and sole dispositive power with respect to the 1,497,066 shares.

(3)

The address for TimeSquare Capital Management, LLC is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036. This information is based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 8, 2012 by TimeSquare Capital Management, LLC, setting forth information as of December 31, 2011. The Schedule 13G/A states that TimeSquare Capital Management, LLC has sole voting power and sole dispositive power with respect to the 1,109,650 shares.

(4)	The address for Riverbridge Partners LLC is 801 Nicollet Mall, Suite 600, Minneapolis, MN 55402. This information is based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 6, 2012 by Riverbridge Partners LLC, setting forth information as of December 31, 2011. The Schedule 13G/A states that Riverbridge Partners, LLC has sole voting power for 753,328 shares and sole dispositive power for 946,897 shares.
(5)	The address for Clifton Park Capital Management, LLC is 2711 Centerville Road, Suite 300, Wilmington, DE 19808. This information is based on a Schedule 13G filed with the SEC on February 13, 2012 by Clifton Park Capital Management, LLC, setting forth information as of December 31, 2011. The Schedule 13G states that Clifton Park Capital Management, LLC has sole voting power and sole dispositive power with respect to the 943,600 shares.
(6)	The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on a Schedule 13G filed with the SEC on February 6, 2012 by The Vanguard Group, Inc., setting forth information as of December 31, 2011. The Schedule 13G states The Vanguard Group, Inc. has sole voting power for 20,912 shares and sole dispositive power for 847,271 shares.
(7)	Amounts include (a) 116,500 shares of common stock held by ADS-IPC LLC of which Adam D. Singer, M.D. is the sole member, (b) 27,506 shares of common stock held by Emerald Isle Trust of which Adam D. Singer, M.D. is trustee, (c) 27,506 shares of common stock held by Whitehall Trust of which Adam D. Singer, M.D. is trustee, (d) 232,342 shares beneficially owned by Adam D. Singer, M.D. which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, (e) 5,925 shares of common stock awarded as restricted stock on March 9, 2011 and (f) 6,700 shares of common stock awarded as restricted stock on March 1, 2012.

(8)	Amounts include 197,672 shares beneficially owned by R. Jeffrey Taylor, which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, 3,750 shares of common stock awarded as restricted stock on March 9, 2011 and 6,700 shares of common stock awarded as restricted stock on March 1, 2012.
(9)	Amounts include (a) 48,512 shares of common stock held by The Alan and Devra Shapiro Trust dated June 9, 2003 of which Devra G. Shapiro is trustee, (b) 128,759 shares beneficially owned by Devra G. Shapiro which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, (c) 2,025 shares of common stock awarded as restricted stock on March 9, 2011 and (d) 800 shares of common stock awarded as restricted stock on March 1, 2012.
(10)	Amounts include 6,000 shares of common stock awarded as restricted stock on November 1, 2011 and 1,700 shares of common stock awarded as restricted stock on March 1, 2012.
(11)	Amounts include (a) 128,288 shares beneficially owned by Richard G. Russell which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, (b) 1,725 shares of common stock awarded as restricted stock on March 9, 2011 and (c) 3,300 shares of common stock awarded as restricted stock on March 1, 2012.
(12)	Amounts include (a) 9,479 shares beneficially owned by Kerry E. Weiner M.D. which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date and (b) 2,100 shares of common stock awarded as restricted stock on March 1, 2012.
(13)	Amounts include (a) 3,501 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date. Under the terms of an investment management agreement between Scale Management, LLC (“Scale”), Bank of America Ventures (“BAV”), Bank of America Investment Corporation (“BAIC”) and Bank of American Corporation (“BAC”), Mr. Brooks is deemed to hold these stock options for the benefit of BAV and must exercise the options solely upon the direction of BAV. BAV may be deemed the indirect beneficial owner of these options. Mr. Brooks disclaims beneficial ownership of such shares that may be purchased upon exercise of stock options except to the extent of his pecuniary interest therein. The address of BAC is Bank of America Corporate Center, 100 North Tryon Street, Floor 25, Charlotte, NC 28255. (b) 3,750 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date and (c) 822 shares of restricted stock units beneficially owned by Mark J. Brooks. The address of Scale and BAV is 950 Tower Lane, Suite 700, Foster City, CA 94404, Attn: Mark J. Brooks.
(14)	Amounts include (a) 28,561 shares beneficially owned by Thomas P. Cooper, M.D., which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, (b) 2,761 shares beneficially owned by Thomas P. Cooper, M.D., the receipt of which has been deferred by Thomas P. Cooper, M.D. in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan and (c) 181 shares of restricted stock units.
(15)	Amounts include (a) 29,125 shares beneficially owned by Francesco Federico, M.D., which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date and (b) 181 shares of restricted stock units.
(16)	Amounts include (a) 24,043 shares beneficially owned by Woodrin Grossman, which may be purchased upon exercise of stock options that were exercisable as of March 9, 2011 or within 60 days after such date (b) 287 shares beneficially owned by Woodrin Grossman, the receipt of which has been deferred by Woodrin Grossman in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan and (c) 181 shares of restricted stock units.
(17)	Amounts include (a) 37,814 shares of common stock held by TMS Family Investments, Ltd., a limited partnership, (b)13,500 shares beneficially owned by C. Thomas Smith, which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date, (c) 506 shares beneficially owned by C. Thomas Smith, the receipt of which has been deferred by C. Thomas Smith in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan and (d) 181 shares of restricted stock units.
(18)	Amounts include (a)7,500 shares beneficially owned by Chuck Timpe, which may be purchased upon exercise of stock options that were exercisable as of March 30, 2012 or within 60 days after such date and (b)181 shares of restricted stock units.

Information Concerning our Executive Officers

Name	Age	Position
Adam D. Singer, M.D.	52	Chief Executive Officer, Chief Medical Officer and Chairman of the Board
R. Jeffrey Taylor	63	President, Chief Operating Officer and Director
Devra G. Shapiro	65	(Former Chief Financial Officer), Chief Administrative Officer
Richard H. Kline, III	44	Chief Financial Officer
Richard G. Russell	52	Executive Vice President and Chief Development Officer
Kerry E. Weiner, M.D.	60	Chief Clinical Officer

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Dr. Singer and Mr. Taylor, who are also directors and whose business experience is set forth above in the sections of this proxy statement entitled “Information Concerning our Directors Nominated for Election” and “Information Concerning our Directors.”

Devra G. Shapiro currently serves as our Chief Administrative Officer and Corporate Secretary and was previously our Chief Financial Officer, from the time she joined IPC in March 1998 through October 2011. Prior to joining our Company, Ms. Shapiro served as chief financial officer for several start-up healthcare enterprises. From 1985 to 1990, Ms. Shapiro held financial executive positions with EPIC Healthcare Group and American Medical International, Inc. (now Tenet Healthcare Corp.; NYSE-THC). From 1974 to 1984, Ms. Shapiro specialized in healthcare with the public accounting firm of Arthur Andersen & Co. Ms. Shapiro also serves on the Board of Directors of LTC Properties, Inc. (NYSE-LTC). Ms. Shapiro received a B.A. and a Bachelor of Accountancy from the University of Houston. Ms. Shapiro has over 30 years experience as a financial executive and certified public accountant with a background in working with healthcare organizations.

Richard H. Kline, III joined our company in November 2011 as Chief Financial Officer. From 2007 until March 2011, Mr. Kline served first as Vice President and Chief Financial Officer and later as President and Chief Operating Officer of Castle & Cooke, Inc., a consortium of businesses in real estate, hospitality, golf courses, restaurants, warehousing/logistics, building materials, aviation, life sciences, oil and gas, and transportation. From 1991 to 2007, Mr. Kline was with Ernst and Young, LLP, serving most recently as Partner of the Assurance and Advisory Business Services group in the Los Angeles office. He received his BS in Accounting from the University of Southern California and is a certified public accountant (inactive).

Richard G. Russell has been our Executive Vice President and Chief Development Officer since he joined IPC in March 2003. Prior to joining our Company, Mr. Russell was senior vice president of information technology and business planning for Cogent Healthcare, Inc., a national hospitalist organization, from 2002 to March 2003. Mr. Russell began his career as a senior consultant with McKinsey & Company and then held executive level positions in several entrepreneurial and healthcare operating companies. Mr. Russell received a B.S. in chemical engineering from the Case Western Reserve University and an M.B.A. from Harvard Business School and has 23 years experience in health care services.

Kerry E. Weiner, M.D. joined IPC in March 2011 in the newly created position of Chief Clinical Officer. Dr. Weiner leads the clinical functions of the Company and is charged with continuing the development of hospitalist leaders throughout IPC. Most recently, Dr. Weiner held the position of Chief Medical Officer for the Lakeside Medical Organization, a multispecialty group of 130 physicians and an IPA (Independent Practice Association) of approximately 2200 physicians. Dr. Weiner was one of the earliest proponents of hospitalists in Southern California, having utilized them at Lakeside since 1991. A co-founder of Lakeside Medical Group, Dr. Weiner served as president of the integrated medical group for 14 years. Dr. Weiner received his medical degree, masters in public health and bachelor’s degree from the University of California, Los Angeles.

None of our executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC, initial reports of ownership and reports of changes in ownership of our equity securities. Such persons are required by SEC regulations to furnish us with copies of all such reports they file. To our knowledge, based solely on our review of the copies of such forms received by us, or written representations from our officers, directors and greater than 10% beneficial owners, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2011, including our 1997 Equity Participation Plan, 2002 Equity Participation Plan, and 2007 Equity Participation Plan. The material terms of each of these plans and agreements are described in the notes to the December 31, 2011 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 23, 2012. Each of these plans was approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)		(b)	(c)	(d)
Equity compensation plans approved by stockholders	1,612,828	(1)	$25.92	183,074	1,795,902
Equity compensation plans not requiring stockholder approval	—		—	—	—

Total	1,612,828		$25.92	183,074	1,795,902

(1)	Includes 31,496 shares of restricted stock awards for which no weighted average exercise price has been assumed in the table above.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our compensation policy is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewarding executives for achieving the objectives established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. For fiscal year 2011, our executive compensation program was comprised of three principal components: base salary, performance-based bonus and long-term incentive opportunities through equity-based grants.

Company Performance Overview

Despite a challenging economic environment, the Company delivered strong financial results for 2011, as illustrated in the following year ended December 31, 2011 highlights (comparisons are to the year ended December 31, 2010):

•	Net revenue increased 26% to $457.5 million;

•	Patient encounters increased 25% to 4,762,000;

•	Income from operations increased 20% to $47.0 million; and

•	Net income increased 21% to $29.3 million, or $1.74 per diluted share.

•

At the time when 2012 executive compensation decisions were made, our historical performance measured by revenue growth, EBITDA growth, return on invested capital, and total shareholder return were all in the 75th percentile of the peer group.

Pay for Performance

Our compensation program is intended to align the interests of our executives with those of our stockholders through the use of performance-based bonuses and equity awards. Our pay for performance environment is best illustrated in the following chart, which shows 80% of our chief executive officer’s 2011 compensation and at least 69% of our other named executive officers’ 2011 compensation was provided in the form of variable compensation tied to the Company’s performance. The chart excludes Mr. Kline, our new Chief Financial Officer, who was hired in November 2011.

Fixed compensation noted above includes base salary and variable compensation includes performance-based bonus and long-term incentive opportunities through equity-based grants.

Corporate Governance Framework

Our compensation committee, with the assistance of its independent compensation consultant, engages in an ongoing review of the Company’s executive compensation program to ensure that it supports the Company’s compensation policy and ultimately serves the best interests of our stockholders. Following are highlights of the Company’s corporate governance framework, which reinforces our pay for performance environment:

•	Independent Compensation Consultant: The compensation committee consults its own independent compensation consultant who does not provide any services to management.

•

Benchmark Process: The Company reviews the external marketplace for both compensation and relative performance in order to factor in current best practices when making compensation decisions. Decisions are made early in the first quarter based on Company’s performance in the previous year, as well as compensation data and performance benchmark data related to the Company’s goals in the new year.

•

Double Trigger Equity Acceleration: In the event of a change in control, acceleration of equity held by our named executive officers occurs only upon a “double trigger.” This means that equity acceleration is triggered only when an eligible executive is terminated not for cause or for good reason 90 days prior to or within 18 months following a change in control.

•

Removed Excise Tax Gross-up Payments on Change in Control Benefits Payable for New Executives: In 2011, the Company adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change in control tax gross-up payments.

•

Added Performance-contingent restricted stock unit awards: In March 2012, the Company added performance-contingent restricted stock unit awards to the executive compensation program, reflecting 50% of the shares and 50% of the annual grant value.

Consideration of Prior Say on Pay Vote

As noted above, the Company’s compensation program intends to align the interests of our executives with those of our stockholders. In that respect, as part of its on-going review of the Company’s compensation program the compensation committee considered the approval by more than 92.5% of the votes cast for the Company’s “say on pay” vote at the Company’s prior annual meeting of stockholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate. While the committee did not make any changes to the Company’s compensation program in response to the “say on pay” vote, as part of the committee’s compensation review process, in early 2012 the committee revised the compensation program to further align the program with best corporate practices. In March 2012, fifty percent of the annual equity awards granted to the named executive officers were in the form of performance-based restricted stock unit awards. Those awards will vest only to the extent the Company achieves a multi-year performance objectives relating to provider headcount and productivity, which are operating measures that translate directly into revenue and profit growth. The 2012 performance goal is to add a net 200 providers on a head-count basis with an average number of encounters per day per full-time equivalent (“FTE”) of ten (10) over the two year period, determined in accordance with company policy.

Our Executive Compensation Philosophies and Policies

The compensation committee of the Board of Directors, composed entirely of independent directors, administers the Company’s executive compensation program. The compensation committee is responsible for establishing a total compensation policy for the senior executive officers that supports the organization’s overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance and provides competitive total compensation opportunities at a reasonable cost while encouraging stockholder value creation.

The compensation committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. For 2011, the compensation committee engaged Frederic W. Cook & Co., Inc. (“FWCook”) as its independent compensation consultant. FWCook exclusively provided executive compensation consulting services to compensation committee and does not provide any other services to the Company.

FWCook provided the compensation committee with advice on compensation program design and best practices. In 2011, FWCook provided the following services to the compensation committee: (1) reviewed the Company’s compensation peer group for continued appropriateness; (2) prepared comparative pay and performance information derived from the peer group; (3) analyzed the Company’s total executive compensation program, including base salary, performance-based bonus and long-term equity awards compared to the peer group; (4) assisted with incentive design and (5) provided regulatory updates. FWCook is the only compensation consultant who assisted the compensation committee in determining or recommending the amount or form of executive compensation.

With the assistance of FWCook, the compensation committee identified a group of peer companies to use for compensation comparison purposes for 2011. In determining the peer group, the compensation committee selected similarly focused public companies in the health care industry that have similarly sized of revenue, net income, number of employees, market capitalization, and annualized shareholder return. The peer companies are reviewed each year, and in 2011, Cardionet Inc was removed from the peer group used in 2010 and Bio-Reference Laboratories, Inc., CorVel Corporation, Hanger Orthopedic Group, Inc. and MedAssets, Inc. were added to the 2011 peer group in order to more closely align the peer group companies with the revenue size of the Company. Nighthawk Radiology Holdings, Inc., and Odyssey Healthcare, Inc. which were included in the 2010 peer group were acquired by other entities and are no longer public companies.

The companies used as background when 2011 compensation decisions were made:

Alliance HealthCare Services, Inc.	Genoptix Inc
American Dental Partners, Inc	Hanger Orthopedic Group, Inc.
American Service Group, Inc.	Healthways, Inc.
Amsurg Corp.	LHC Group, Inc.
Bio-Reference Laboratories, Inc.	MedAssets, Inc.
Continuecare Corporation	RehabCare Group, Inc.
CorVel Corporation	US Physical Therapy, Inc.
Cross Country Healthcare, Inc.

Below is the financial information reviewed by the compensation committee when the peer group was chosen:

As shown in the data above, IPC had a relatively high market capitalization level and total shareholder return both on a one year and three year basis within the peer group compared to its lower placement revenue and operating income relative to the peer group.

Base Salary

Base salary is provided in order to compensate for the day-to-day role and responsibilities of the officers and the base salary levels for the chief executive officer and the other executive officers are generally intended to compensate executives at salary levels comparable to the median of the executive salaries at the companies included in the peer group. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance and prior experience to determine prevailing compensation levels in relevant markets for executive talent. The chief executive officer provides recommendations based on these factors for the other named executive officers. Base salaries for executives are reviewed annually by the compensation committee and, if appropriate, the compensation committee recommends adjustments to the independent members of the Board of Directors for approval in executive session with no members of management present. For 2011 and again for 2012, the base salary for the chief executive officer was not increased and the base salary increases for the other named executive officers ranged from 5% to 12%. The percentage increases reflected the amount at which the base salary of the other named executive officers approximated the median base salary of the comparable position in the peer group. The base salaries paid to our named executive officers in fiscal 2011 are set forth in the “Salary” column of the Summary Compensation Table.

Performance-Based Bonus

Performance-based bonuses tied to our operating results are a component of our executive compensation program and are designed to motivate the executive to focus on our annual revenue and profitability, which we believe should improve long-term stockholder value over time. Our named executive officers are eligible to receive cash bonus incentive payments based upon the achievement of certain Company goals and may also be awarded discretionary bonuses tied to individual performance, as determined by the compensation committee. None of the named executive officers were provided a discretionary bonus in 2011.

At the beginning of 2011, the compensation committee established performance objectives for the payment of cash bonus incentive payments for executive officers. Performance objectives were based on (1) the attainment of an adjusted EBITDA target of $58.5 million (adjusted EBITDA represents adjusted earnings before interest, tax, depreciation and amortization, bonus expense and stock compensation expense), which represent an increase of 24% over the Company’s actual performance in 2010 compared to 25% for the 75th percentile of the peer group for the trailing four quarters at the time the plan was approved, (2) the attainment of a revenue target of $446 million, which represent an increase of 23% over the Company’s actual performance in 2010 compared to 17% for the 75th percentile of the peer group, and (3) the attainment of a quality goal established by the quality committee of the Board of Directors. For 2011, the quality goal was the implementation of the “SHINE” program (Sharing Healthcare Innovation for Nationwide Excellence) whereby IPC providers are interconnected in order to share the various experiences from the practice group leader initiatives and are able to access other IPC Hospitalist relevant information. The compensation committee adopted these targets because it believes that these targets encourage continued growth in our top line, reward the management of operating costs to deliver adjusted EBITDA at a level believed to increase stockholder value, and focus the Company on the continued delivery of high quality patient care.

The compensation committee established a target percentage of base salary for the achievement of the objectives. Twenty-five percent of the bonus target was tied to the revenue goal, sixty-five percent was tied to the adjusted EBITDA goal and ten percent was tied to the quality goal. The compensation committee determined that placing a higher weighting on EBITDA growth was appropriate to focus management primarily on earnings while rewarding responsible top line revenue achievement in addition to aligning a portion of the bonus with a targeted quality objective. For Dr. Singer, the target percentage of base salary for achievement of 100% of the performance objectives was 85%. For Messrs. Taylor and Russell, Ms. Shapiro and Dr. Weiner, the target percentage of base salary was 70%, 65%, 65% and 60%, respectively, for achievement of 100% of the performance objectives. The award for each named executive officer decreased by 5% for each percentage point below the goal, with no bonus paid at less than 80% of goal and increased by 5% for each percentage point above the target to 110% of the goal, which would have paid 150% of bonus target. Mr. Kline did not participate in the 2011 performance-based bonus program due to his November 2011 hire date.

The compensation committee set the target percentages of base salary for bonus purposes for each of the named executive officers such that the total of base salary and targeted cash bonus was generally at the 60th percentile of the total base salary and cash bonuses of the corresponding positions of the peer group companies. The compensation committee believed that the 60th percentile was appropriate based on the performance of the company and its growth in relation to the peer group, which was achieved under the leadership of this executive team. The compensation committee viewed the above-median target cash position, which is only paid if goals are met, as conservative in light of the high level of performance required by the annual bonus plan goals. Benchmark comparisons of the annual bonus goals versus the peer group’s historical performance suggested that the revenue growth required to earn a target bonus award was above the 75th percentile of the peers, and that the adjusted EBITDA growth required to earn a target bonus award reflected the 75th percentile of the peers. The following table is illustrative of potential awards to our named executive officers of between 80% and 110% of the 2011 performance objectives:

Achievement of Revenue and Adjusted EBITDA Objectives (1)	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount
	Singer	Taylor	Shapiro	Russell	Weiner

110% of Objective	123.3%	101.5%	94.3%	94.3%	87.0%
	$669,248	$416,150	$329,875	$296,888	$228,375

100%	85.0%	70.0%	65.0%	65.0%	60.0%
	$461,550	$287,000	$227,500	$204,750	$157,500

90%	46.8%	38.5%	35.8%	35.8%	33%
	$253,853	$157,850	$125,125	$112,613	$86,625

81%	12.3%	10.2%	9.4%	9.4%	8.7%
	$66,925	$41,615	$32,988	$29,689	$22,838

(1)	Assumes the quality target is met in all cases, which is 10% of the bonus opportunity and does not allow for payout above the target level.

For fiscal 2011, the revenue goal was achieved at 103% of the performance objective, the adjusted EBITDA goal was achieved at 95% of the performance objective and the quality goal was achieved at 100% of the performance objective. The quality committee recommended to the Board of Directors the achievement of the quality goal at 100% based on (1) the implementation of an internet based portal whereby IPC providers access and interactively share information on topics related to practice management, clinical management, institutional partnering, professional growth and post-acute care, (2) the establishment of domain experts within IPC who act in a leadership role for various topics, (3) the establishment of new feeds that can be individualized for each provider to clinical or practices articles and information on topics of interest to a specific person, (4) publishing articles written by IPC providers related to various topics, (5) producing and posting videos with messages related to various topics and (6) opportunities to engage in real-time information exchange related to clinical or practice matters. The overall blended payout rate for achievement of the three performance goals equaled to 87.5% of target bonus.

The cash bonus incentive payments made to the chief executive officer and to the other named executive officers for fiscal 2011 were formulaic and strictly based upon the achievement of the performance objectives. The earned 2011 bonus amounts are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table.

Long-Term Equity Incentives

We believe that an ownership culture in our Company is important to provide our executive officers with incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders. On an annual basis, our compensation committee awards options based on the equity ownership positions and equity awards made to corresponding executives at companies in our peer group, as well as the relative contribution of the officers of the Company and the level indicated by our annual goals relative to the peers. While we have historically granted equity in the form of stock options in order to align the interests of our named executive officers with our stockholders by rewarding our named executive officers for stock price appreciation, in 2011 the compensation committee and Board of Directors introduced restricted stock awards as part of the 2011 annual equity grants. For 2012, the compensation committee is further refining the equity component of the compensation program by introducing performance-based restricted stock unit awards.

In 2011, the compensation committee, after reviewing the long-term incentive components of named executive officers at the peer group and based on the financial performance of the Company, granted restricted stock and stock option awards at levels to bring the named executive officers to the 75th percentile of the peer group for total compensation. The 75th percentile was adjusted to reflect differences in the market capitalization size and was chosen based on the Company’s past performance with its total shareholder return above the 75th percentile and the fact that the 2011 budget was also in the 75th percentile range. The restricted stock and stock options awarded to the chief executive officer and the other named executive officers in fiscal 2011 are set forth in the “2011 Grants of Plan-Based Awards” table.

Compensation Arrangement for New Executives

In 2011, Dr. Weiner and Mr. Kline commenced employment with the Company. Dr. Weiner’s initial annual base salary was set at $350,000 and he received an initial equity grant of 35,000 stock options in connection with his commencement of employment with the Company. Mr. Kline’s initial annual base salary was set at $350,000 and he received an initial grant of 50,000 stock options and 6,000 shares of restricted stock in connection with his commencement of employment with the Company. The initial compensation levels awarded to Dr. Weiner and Mr. Kline were negotiated with the executives and were based on input from FWCook and the Company’s historical compensation packages.

Benefits and Perquisites

Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. Dr. Singer receives an additional benefit pursuant to the terms of his employment agreement to be paid for up to ten days of unused vacation each year. The benefits and perquisites received by our named executive officers in 2011 are reported in the 2011 Summary Compensation Table under “All Other Compensation” and more fully described in the footnotes thereto.

Changes in 2012

For 2012, our Chief Executive Officer’s total compensation was targeted to be around the 60th percentile of the peer group, which is equivalent to a decrease of 26.5% over 2011 total compensation. As such, Dr. Singer also received reduced value of equity awards for 2012. In addition, Dr. Singer did not receive a base salary increase in 2011 or 2012

In March 2012, we adopted a share ownership guideline which applies to all of our named executive officers. The purpose of the policy is to encourage our named executive officers to have an ownership stake in the Company by retaining at least a specified minimum value in shares of our common stock. The guideline is that each named executive officers should own shares, including vested and unvested restricted stock not subject to performance conditions, with at least a market value of five times base salary for our Chief Executive Officer and one times base salary of our other named executive officers. The ownership guideline provides a five-year period to achieve such goals, after which each named executive officer is required to retain all net shares obtained upon exercise of stock option and all restricted shares until such guideline is met.

Severance and Change in Control Policy

In January 2008, we adopted an Executive Change in Control Plan for our current named executive officers to reduce the need to negotiate individual severance agreements with departing executives in connection with a change in control of the Company. Currently, Dr. Singer, Messrs. Taylor and Russell and Ms. Shapiro are designated as participants under this plan.

In March 2011, we adopted an Executive Change in Control Plan for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change-in-control tax gross-up payments. Currently, Mr. Kline and Dr. Weiner are designated as participants under this plan.

The purpose of the Executive Change in Control Plans in place is to secure the continued services of certain senior executives of the Company and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control of the Company.

Please see the description of the plan under “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The employment agreements for our named executives also provide for severance in various situations as described in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his or her employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his or her employment agreement.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our chief executive officer, all individuals serving as chief financial officer during the year, and our three other most highly compensated executive officers serving as of December 31, 2011. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)			Total ($)
Adam D. Singer, M.D.	2011		$543,000		$—		$363,163		$1,401,730		$403,856		$29,510	(4)		$2,741,259
Chief Executive Officer, Chief Medical Officer and Chairman of the Board	2010 2009	$ $	543,000 543,000	$ $	— —	$ $	— —	$ $	1,271,494 730,578	$ $	535,975 361,231	$ $	29,532 29,212		$ $	2,380,001 1,664,021

Richard H. Kline, III	2011		$52,500		$—		$246,780		$810,888		$—		$2	(5)		$1,110,170
Chief Financial Officer

Devra G. Shapiro	2011		$350,000		$—		$124,119		$480,031		$199,063		$8,625	(6)		$1,161,838
(Former Chief Financial Officer), Chief Administrative Officer	2010 2009	$ $	341,000 328,000	$ $	— —	$ $	— —	$ $	549,333 461,061	$ $	237,592 181,835	$ $	8,647 8,844		$ $	1,136,572 979,740

R. Jeffrey Taylor	2011		$410,000		$—		$229,850		$885,303		$251,125		$11,427	(7)		$1,787,705
President and Chief Operating Officer	2010		$366,000		$100,000		$—		$637,482		$276,261		$11,448			$1,391,191
	2009		$345,000		$—		$—		$472,370		$210,385		$11,539			$1,039,294

Richard Russell	2011		$315,000		$—		$105,731		$405,272		$179,156		$11,427	(8)		$1,016,586
Executive Vice President and Chief Development Officer	2010 2009	$ $	300,000 274,000	$ $	100,000 —	$ $	— —	$ $	495,890 418,395	$ $	209,025 136,709	$ $	11,448 11,715		$ $	1,116,363 840,819

Kerry E. Weiner	2011		$258,462		$—		$—		$681,909		$137,813		$36	(9)		$1,078,220
Chief Clinical Officer

(1)	Amount reflects discretionary bonuses paid to the named executive officers.
(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 6 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	The amounts reported represent annual bonuses earned under the performance-based bonus plan. Please see “Compensation Discussion and Analysis—Performance-Based Bonus” for further information regarding this bonus plan.
(4)	Represents (a) Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Dr. Singer’s employment agreement and (c) vacation paid in lieu of time-off of $20,885 pursuant to the terms of Dr. Singer’s employment agreement.
(5)	Includes life insurance premiums pursuant to the terms of Mr. Kline’s employment agreement.
(6)	Includes (a) Company 401(k) matching contribution and (b) life insurance premiums pursuant to the terms of Ms. Shapiro’s employment agreement.
(7)	Includes (a) a Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Mr. Taylor’s employment agreement and (c) the value of shares purchased at a discount through the Company’s Non-Qualified Employee Stock Purchase Plan in 2011, calculated in accordance with FASB ASC Topic 718.
(8)	Includes (a) a Company 401(k) matching contribution, (b) life insurance premiums pursuant to the terms of Mr. Russell’s employment agreement and (c) the value of shares purchased at a discount through the Company’s Non-Qualified Employee Stock Purchase Plan in 2011, calculated in accordance with FASB ASC Topic 718.
(9)	Includes life insurance premiums pursuant to the terms of Dr. Weiner’s employment agreement.

Grants of Plan-Based Awards

Set forth below is information regarding awards granted to our named executive officers during 2011. All equity grants were made under our 2007 Equity Participation Plan:

2011 Grants of Plan-Based Awards

Name		Grant	Estimated Future Potential Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant Date	Approval Date	Threshold $	Target $	Maximum $	Units (#)(2)	Options (#)(3)	Awards ($/share)	Option Awards (4)
Adam D. Singer, M.D.			$66,925	$461,550	$669,248
Chief Executive Officer, Chief Medical Officer and Chairman of the Board	3/9/2011	3/3/2011					71,250	$45.97	$1,401,730
			$66,925	$461,550	$669,248
	3/9/2011	3/3/2011				7,900			$363,163

Richard H. Kline, III			$—	$—	$—
Chief Financial Officer	11/1/2011	10/17/2011					50,000	$41.13	$810,888
			$—	$—	$—
	11/1/2011	10/17/2011				6,000			$246,780

Devra G. Shapiro			$32,988	$227,500	$329,875
(Former Chief Financial Officer), Chief Administrative Officer	3/9/2011	3/3/2011					24,400	$45.97	$480,031
			$32,988	$227,500	$329,875
	3/9/2011	3/3/2011				2,700			$124,119

R. Jeffrey Taylor			$41,615	$287,000	$416,150
President and Chief Operating Officer	3/9/2011	3/3/2011					45,000	$45.97	$885,303
			$41,615	$287,000	$416,150
	3/9/2011	3/3/2011				5,000			$229,850

Richard G. Russell			$29,689	$204,750	$296,888
Executive Vice President and Chief Development Officer	3/9/2011	3/3/2011					20,600	$45.97	$405,272
			$29,689	$204,750	$296,888
	3/9/2011	3/3/2011				2,300			$105,731

Kerry E. Weiner, M.D.			$22,838	$157,500	$228,375
Chief Clinical Officer	3/31/2011	11/17/2010				—	35,000	$45.41	$681,909

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive program for performance during the year ended December 31, 2011. See “Compensation Discussion and Analysis—Performance-Based Bonus” for a description of the program. For amounts actually earned under the plan, see “2011 Summary Compensation Table” under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The shares vest 25% on each of the first through forth year anniversaries of the date of grant.
(3)	The shares vest 25% on the first anniversary of the date of grant and the balance vest in equal monthly installments over the next thirty-six months.
(4)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 6 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with each of our named executive officers which include the specific terms set forth below.

Adam D. Singer, M.D. In August 2009, we entered into a second amended and restated employment agreement with Dr. Singer, pursuant to which he agreed to continue to serve as our Chief Executive Officer and Chief Medical Officer. The employment agreement specifies that Dr. Singer’s employment with us is for a term of three years with automatic renewal for one year periods, unless either party provides 30 days prior written notice of its intention not to renew. Dr. Singer’s 2011 annual base salary was set at $543,000. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee. Pursuant to the terms of his employment agreement, we also maintain Dr. Singer’s professional liability insurance.

Richard H. Kline, III. In November 2011, we entered into an employment agreement with Mr. Kline, pursuant to which he agreed to serve as our Chief Financial Officer. The employment agreement specifies that Mr. Kline’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Kline’s initial annual base salary was set at $350,000 and he received an initial grant of 50,000 stock options and 6,000 shares of restricted stock in connection with his commencement of employment with the Company. He is eligible to receive an annual incentive award starting with 2012 based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

Devra G. Shapiro. On November 1, 2011, we entered into an agreement to amend Ms. Shapiro’s second amended and restated employment agreement dated August 5, 2009, pursuant to which she agreed to continue to serve as our Chief Administrative Officer. The November 2011 amendment provides that Ms. Shapiro’s annual base salary will be reduced from $350,000 to $225,000, effective March 5, 2012. Under the terms of the amended employment agreement, Ms. Shapiro will receive a lump sum payment of accrued vacation at the base salary rate in effect as of February 29, 2012 and Ms. Shapiro will no longer receive future accruals of vacation and sick time for the remaining term of her employment. This employment agreement specifies that Ms. Shapiro’s employment with us is for a term of one year. She is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

R. Jeffrey Taylor. In August 2009, we entered into a second amended and restated employment agreement with Mr. Taylor, pursuant to which he agreed to continue to serve as our President and Chief Operating Officer. The employment agreement specifies that Mr. Taylor’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Taylor’s 2011 annual base salary was set at $410,000. He is eligible to receive an annual incentive award based upon performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

Richard G. Russell. In August 2009, we entered into a second amended and restated employment agreement with Mr. Russell, pursuant to which he agreed to continue to serve as our Executive Vice President and Chief Development Officer. This employment agreement specifies that Mr. Russell’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Russell’s 2011 annual base salary was set at $315,000. He is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

Kerry E. Weiner, M.D. In March 2011, we entered into an employment agreement with Dr. Weiner, pursuant to which he agreed to serve as our Chief Clinical Officer. This employment agreement specifies that Dr. Weiner’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Dr. Weiner’s initial annual base salary was set at $350,000 he received an initial equity grant of 35,000 stock options in connection with his commencement of employment with the Company. He is eligible to receive an annual incentive award based on performance targets, payable in cash, and is eligible to receive equity awards, in each case as determined by the compensation committee.

In addition, each named executive is entitled to reimbursement for all reasonable business and travel expenses, is eligible to receive 20 days of paid vacation annually, and is eligible to participate in our retirement, welfare and benefit plans and programs.

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2011:

2011 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(4)
Adam D. Singer, M.D. Chief Executive Officer, Chief Medical Officer and Chairman of the Board	2/9/2005	20,346	—	$1.60	2/9/2015	—	—
	3/2/2006	3,125	—	$1.60	3/2/2016	—	—
	7/19/2007	15,625	—	$5.25	7/19/2017	—	—
	3/19/2008	37,499	2,501	$17.54	3/19/2018	—	—
	3/4/2009	73,505	33,413	$15.90	3/4/2019	—	—
	3/3/2010	38,627	49,664	$33.00	3/3/2020	—	—
	3/9/2011	—	71,250	$45.97	3/9/2021	—	—
	3/9/2011	—	—	—	—	7,900	$361,188

Richard H. Kline, III Chief Financial Officer	11/1/2011	—	50,000	$41.13	11/1/2021	—	—
	11/1/2011	—	—	—	—	6,000	$274,320

Devra G. Shapiro (Former Chief Financial Officer), Chief Administrative Officer	7/19/2007	3,256	—	$5.25	7/19/2017	—	—
	3/19/2008	41,496	2,813	$17.54	3/19/2018	—	—
	3/4/2009	46,388	21,087	$15.90	3/4/2019	—	—
	3/3/2010	16,688	21,457	$33.00	3/3/2020	—	—
	3/9/2011	—	24,400	$45.97	3/9/2021	—	—
	3/9/2011	—	—	—	—	2,700	$123,444

R. Jeffrey Taylor President and Chief Operating Officer	2/9/2005	10,656	—	$1.60	2/9/2015	—	—
	3/2/2006	3,125	—	$1.60	3/2/2016	—	—
	7/19/2007	39,063	—	$5.25	7/19/2017	—	—
	3/19/2008	49,686	3,314	$17.54	3/19/2018	—	—
	3/4/2009	47,526	21,604	$15.90	3/4/2019	—	—
	3/3/2010	19,366	24,900	$33.00	3/3/2020	—	—
	3/9/2011	—	45,000	$45.97	3/9/2021	—	—
	3/9/2011	—	—	—	—	5,000	$228,600

Richard G. Russell Executive Vice President and Chief Development Officer	2/9/2005	137	—	$1.60	2/9/2015	—	—
	3/2/2006	2,442	—	$1.60	3/2/2016	—	—
	7/19/2007	22,576	—	$5.25	7/19/2017	—	—
	3/19/2008	28,124	1,876	$17.54	3/19/2018	—	—
	3/4/2009	42,095	19,136	$15.90	3/4/2019	—	—
	3/3/2010	15,064	19,370	$33.00	3/3/2020	—	—
	3/9/2011	—	20,600	$45.97	3/9/2021	—	—
	3/9/2011	—	—	—	—	2,300	$105,156

Kerry E. Weiner, M.D. Chief Clinical Officer	3/31/2011	—	35,000	$45.41	3/31/2021	—	—

(1)	The shares underlying these options vest 25% at the first anniversary of the grant date and in equal monthly installments thereafter over the following three years.
(2)	All options granted prior to our initial public offering on January 25, 2008 were issued with an exercise price equal to the fair value of shares of our common stock at the date of the grant, as determined contemporaneously with the grants. Subsequent to our initial public offering, all options have been issued with an exercise price equal to the closing price of our common stock on the NASDAQ Global Market on the date of the grant.
(3)	The shares vest 25% on each of the first though four year anniversaries of the date of grant.
(4)	The market value of shares or units of stock that have not vested reflects a stock price of $45.72, the closing stock price on December 30, 2011.

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2011:

2011 Option Exercises

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Adam D. Singer, M.D. Chief Executive Officer, Chief Medical Officer and Chairman of the Board	—	—

Richard H. Kline, III Chief Financial Officer	—	—

Devra G. Shapiro (Former Chief Financial Officer), Chief Administrative Officer	25,000	$1,043,784

R. Jeffrey Taylor President and Chief Operating Officer	—	—

Richard G. Russell Executive Vice President and Chief Development Officer	2,000	$90,980

Kerry E. Weiner, M.D. Chief Clinical Officer	—	—

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

In January 2008, our Board of Directors adopted the Executive Change in Control Plan governing the termination of senior management in case of a qualifying change in control event. Currently, Dr. Singer, Messrs. Taylor and Russell and Ms. Shapiro are designated as participants under this plan.

In March 2011, our Board of Directors adopted the Executive Change in Control Plan governing the termination of senior management in case of a qualifying change in control event for designated participants who become executive officers of the Company on or after March 3, 2011. The newly adopted plan is substantially the same as our 2008 Executive Change in Control Plan, except that the newly adopted plan does not include change-in-control tax gross-up payments. Currently, Mr. Kline and Dr. Weiner are designated as participants under this plan.

As discussed in the narrative following the 2011 Grants of Plan-Based Awards Table, during 2011, each of our named executive officers was subject to an employment agreement with the Company. A quantitative analysis of the amount of compensation payable to each of these named executive officers upon termination of employment under his or her employment agreement or the Executive Change in Control Plan, assuming that each termination had occurred as of December 30, 2011, is listed in the table below. In the event that any of our named executive officers would qualify for payments under both the Executive Change in Control Plan and his or her employment agreement, the named executive officer will be entitled to the greater of the benefits provided by either the Executive Change in Control Plan or his or her employment agreement.

In the event that the named executive officer’s employment is terminated by us without “Cause,” or if the named executive officer terminates his or her employment for “Good Reason,” such individual will be entitled to receive (1) continuation of his or her base salary for 12 months (18 months for Dr. Singer) months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the then current fiscal year, and (3) 12 months (18 months for Dr. Singer) of continued coverage under our health and dental programs at the same level of coverage as he or she received during employment. In addition, Dr. Singer will receive a lump sum payment equal to our cost of Dr. Singer’s life and disability insurance benefits for the 18 months following his termination. All payments are subject to the named executive officer’s execution of a release relieving us from liability relating to his or her termination.

In the event that a named executive officer dies or is terminated due to “Permanent Disability,” each individual (or, in the case of death, his or her estate) shall be entitled to receive (1) continuation of up to 75% of the executive’s base salary for 12 months (18 months for Dr. Singer) following his or her death or Permanent Disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for a period of 12 months (18 months for Dr. Singer), (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as the executive and the executive’s covered dependents received during employment and (4) the pro rata portion of the annual bonus earned during the then current fiscal year. “Permanent Disability” is defined in each of the amended and restated employment agreements to mean any physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months.

In the event any of the named executive officers terminates his or her employment for Good Reason or are terminated by us without Cause, or his or her employment is terminated due to a Permanent Disability or death, and such individual is over the age of 55 and has been employed by us for over five years, we will continue to provide coverage under our health and dental programs for the named executive officer and his or her covered dependents for a period until both the named executive officer and his or her spouse at the time of termination become eligible for Medicare coverage.

Under the employment agreements, the named executive officers may not (1) solicit any of our employees for a period of 12 months (two years for Dr. Singer) after termination, or (2) disclose any confidential information pertaining to our Company at any time.

Under all of the employment agreements, we are not obligated to make any cash severance payment to a named executive officer if his or her employment is terminated by us for Cause or by the executive without Good Reason. “Cause” is defined in the employment agreements as (1) fraud, misappropriation, embezzlement or other act of material misconduct against us, (2) substantial, continuing and willful failure to render services in accordance with the terms of the applicable employment agreement, (3) knowing violation of any laws, rules or regulations of any governmental or regulatory body material to our business, and (4) conviction of or plea of nolo contendere to a felony or a crime including moral turpitude, or a charge or indictment of a felony or any crime involving moral turpitude the defense of which renders the executive substantially unable to perform his or her services to us. Additionally, Dr. Singer’s failure to maintain his professional license in the State of California, or any sanction or formal reprimand of him by the California Board of Medical Quality Assurance shall constitute “cause.”

“Good Reason” is defined in the employment agreements for each of the named executive officers as (1) a substantial reduction in the executive’s status, title, position or authority, (2) a reduction in the executive’s base salary and/or annual bonus of $20,000 or more, (3) the request that the executive render services outside of Los Angeles County, California or the relocation of our headquarters outside of Los Angeles County, California provided that the foregoing shall not apply as to reasonable business travel commensurate with the executive’s position, or (4) any material breach by us of any provision of the employment agreement.

Pursuant to the Company’s Executive Change in Control Plans each named executive officer is eligible to receive certain severance benefits in the case of a qualifying change in control event. A participant in the plan will be eligible to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control (as defined below). In addition, if a participant can reasonably demonstrate that such termination came at the request of a person who has indicated an intention or taken steps reasonably calculated to effect a change in control of IPC, or that such termination was otherwise in connection with, or in anticipation of, a change in control of IPC, which actually occurs, then such participant will also be eligible to receive severance benefits under the Executive Change in Control Plan. In connection with such change in control termination, Dr. Singer will be eligible to receive 18 months of his base salary plus one and one-half times his annual target short-term incentive bonus for the year in which the termination occurs, and Ms. Shapiro, Messrs. Taylor, Russell, Kline and Dr. Weiner will receive 12 months of his or her each named executive officer will be eligible to receive 12 months (18 months in the case of Dr. Singer) of continuing health and dental coverage on the same terms as the executive received such benefits during employment. In connection with such change in control termination, any equity awards granted after July 1, 2007 that are outstanding on the date of termination held by the terminated individual will vest immediately at the time of such termination.

Under the terms of the Executive Change in Control Plan adopted in January 2008, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will generally be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, he or she will retain a net amount equal to the amount he or she would have been entitled to receive had the excise tax not been imposed upon the payment. If the total payments that the participant is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the participant’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Under the plan, “change in control” is defined to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than 50% of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization, (3) our complete liquidation or dissolution, or (4) a sale of all or substantially all of our assets. Currently, only Dr. Singer, Ms. Shapiro, Messrs. Taylor and Russell are designated participants under the Executive Change in Control Plan adopted in January, 2008. Accordingly, Dr. Weiner and Mr. Kline are not eligible to receive tax gross-up payments in connection with a change in control.

Pursuant to the employment agreements, the Company’s Executive Change in Control Plans and the various equity grant agreements, assuming one of our named executive officers is terminated without Cause or resigns for Good Reason or a change in control had taken place on December 30, 2011, such individuals would have been entitled to payments in the amounts set forth opposite their name:

Summary of Potential Payments Upon Termination or a Change in Control

Element	Involuntary Termination Without Cause	Termination for Good Reason	Death or Disability	Change in Control (1)
Salary (2)
Adam D. Singer, M.D.	$814,500	$814,500	$610,875	$814,500
Richard H. Kline, III	350,000	350,000	262,500	350,000
Devra G. Shapiro	350,000	350,000	262,500	350,000
R. Jeffrey Taylor	410,000	410,000	307,500	410,000
Richard G. Russell	315,000	315,000	236,250	315,000
Kerry E. Weiner, M.D.	350,000	350,000	262,500	350,000

Benefit (3)
Adam D. Singer, M.D.	$11,405	$11,405	$11,405	$9,984
Richard H. Kline, III	8,516	8,516	8,516	7,569
Devra G. Shapiro	8,516	8,516	8,516	7,569
R. Jeffrey Taylor	11,004	11,004	11,004	10,057
Richard G. Russell	5,207	5,207	5,207	4,260
Kerry E. Weiner, M.D.	11,004	11,004	11,004	10,057

Intrinsic Value of Accelerated Stock Options (4)
Adam D. Singer, M.D.	—	—	—	$1,698,580
Richard H. Kline, III	—	—	—	229,500
Devra G. Shapiro	—	—	—	981,018
R. Jeffrey Taylor	—	—	—	1,054,348
Richard G. Russell	—	—	—	869,888
Kerry E. Weiner, M.D.	—	—	—	10,850

Intrinsic Value of Accelerated Stock Awards (4)
Adam D. Singer, M.D.	—	—	—	$361,188
Richard H. Kline, III	—	—	—	274,320
Devra G. Shapiro	—	—	—	123,444
R. Jeffrey Taylor	—	—	—	228,600
Richard G. Russell	—	—	—	105,156
Kerry E. Weiner, M.D.	—	—	—	—

Total (5)
Adam D. Singer, M.D.	$825,905	$825,905	$622,280	$2,884,252
Richard H. Kline, III	358,516	358,516	271,016	861,389
Devra G. Shapiro	358,516	358,516	271,016	1,462,031
R. Jeffrey Taylor	421,004	421,004	318,504	1,703,005
Richard G. Russell	320,207	320,207	241,457	1,294,034
Kerry E. Weiner, M.D.	361,004	361,004	273,504	370,907

(1)	Amounts listed in this column with respect to each named executive officer are payable upon the occurrence of a change in control and a related termination not for cause or for good reason 90 days prior to or within 18 months following a change in control.
(2)	Includes twelve months (eighteen months for Dr. Singer) of continuation of executive’s salary. Amounts payable upon death or disability are limited to 75% of the executive’s base salary for twelve months (eighteen months for Dr. Singer). Amounts payable upon the occurrence of a change in control termination also include one times (one and one-half times for Dr. Singer) executive’s annual target short-term incentive bonus for the year in which the termination occurs.
(3)	Includes the value of twelve months (eighteen months for Dr. Singer) of continued coverage under our health and welfare benefit plans pursuant to each of the executive’s employment agreement as described in “Potential Payments Upon Termination or Change in Control” above.
(4)	Intrinsic value of stock awards and stock options with vesting accelerated due to a change in control is determined based on the December 30, 2011 closing price of $45.72 per share, as reported on the NASDAQ Global Market.
(5)	Assuming that the potential payments would have been made, there would be no tax gross-up payments triggered based on the amounts calculated as of December 30, 2011.

Compensation Risk Assessment

During 2011, management and the compensation committee assessed the risks associated with the Company’s compensation practices and policies for employees, including a consideration of risk-mitigating factors in the Company’s compensation practices and policies. The compensation committee reviewed each significant compensation plan used for the various employee groups in the Company, including the employed and affiliated physicians groups. The compensation plans are generally homogeneous for each particular employee group and are not based on particular geographical regions, nor does the Company have separate operating units. The compensation committee found that each plan is based on metrics and objectives that provide appropriate incentives and reasonable safeguards. Following this assessment, the compensation committee concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

During 2011, under our Director Compensation Plan each non-employee member of our Board of Directors receives an annual retainer of $30,000. In addition, each non-employee director receives $1,500 per meeting of the Board of Directors attended in person or telephonically, and each committee member receives $1,500 per meeting attended of their respective committees. The chairperson of the audit committee and the compensation committee each receives an additional annual retainer of $12,000 and the chairperson of the nominating and governance committee and of the quality committee each receives an additional annual retainer of $10,000. In addition, our non-employee directors may elect to participate in the Company’s health benefit plans at the full premium cost. Non-employee directors also received an annual option grant to purchase 6,000 shares, vesting in 12 equal monthly installments. Each such option has an exercise price equal to the fair market value of our common stock on the date of grant and has a ten-year term. Each non-employee director is eligible to make elections to receive all or a portion of his or her annual cash retainer either in the form of stock options or deferred stock. Any such election will be made pursuant to the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and will be subject to approval by the compensation committee.

Effective May 26, 2011, the Director Compensation Plan was revised based on a non-employee director compensation study performed by FWCook under the direction of the nominating and governance committee. Under the revised Director Compensation Plan there were no changes made to the annual cash retainer or meeting fees. Each non-employee director receives an annual option grant to purchase 4,500 shares, vesting in 12 equal monthly installments and annual restricted stock units equal to $25,000 in value on grant date with the release of such shares deferred to the earlier of (1) separation of service or (2) the third anniversary date of grant. In addition, newly elected directors will receive a prorated portion of the annual option grant to purchase 4,500 shares based on number of months in-service for the calendar year, a prorated portion of the annual restricted stock units equal to $25,000 in value on grant date based on number of months in-service for the calendar year with the release of such shares deferred to the earlier of (1) separation of service or (2) the third anniversary date of grant and an initial restricted stock units equal to $50,000 in value on grant date with the release of shares deferred to the earlier of (1) separation of service or (2) fifty percent on the first anniversary date of grant and the remainder fifty percent on the second anniversary date of grant. Each option has an exercise price equal to the fair market value of our common stock on the date of grant and has a ten-year term.

The table below provides information regarding 2011 compensation of non-management directors:

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(2)	Total $
Mark J. Brooks (3)	$33,500	$62,500	$141,287	$237,287
Thomas P. Cooper, M.D.	$67,000	$—	$97,559	$164,559
Francesco Federico, M.D.	$46,500	$—	$97,559	$144,059
Woodrin Grossman	$57,000	$—	$97,559	$154,559
Patrick G. Hays (4)	$17,000	$—	$40,633	$57,633
C. Thomas Smith	$68,500	$—	$97,559	$166,059
Chuck Timpe	$63,000	$—	$97,559	$160,559

(1)	Amounts include retainer fees paid in cash or the fair value of stock options or deferred stock that certain non-employee directors elected to receive in lieu of cash as described above. The following non-employee directors elected and received stock options or deferred stock in the amounts set forth below:

Name	Annual Retainer Deferred $	Stock Options Received	Deferred Stock Received
Thomas P. Cooper, M.D.	$40,000	—	976
Patrick G. Hays	$12,500	—	305

(2)	The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 6 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating these amounts.
(3)	Prior to July 1, 2011, under the terms of an investment management agreement between Scale Management, LLC (“Scale”), Bank of America Ventures (“BAV”), Bank of America Investment Corporation (“BAIC”) and Bank of American Corporation (“BAC”), Mr. Brooks was deemed to hold all previously granted stock options for the benefit of BAV and was required to exercise the options solely upon the direction of BAV. Effective July 1, 2011, such terms were no longer in effect for any future equity awards, however previously granted and unvested awards were still subject to such terms. On July 22, 2011, the Board of Directors granted Mr. Brooks (a) restricted stock units equal to $50,000 in value on grant date with the release of shares deferred to the earlier of (1) separation of service or (2) fifty percent on first anniversary date of grant and the remainder fifty percent on second anniversary date of grant, (b) prorated annual restricted stock units equal to $12,500 in value on grant date with the release of such shares deferred to the earlier of (1) separation of service or (2) third anniversary date of grant, and (c) prorated annual option grant to purchase 2,250 shares. All awards granted on July 22, 2011 were deemed to be beneficially held by Mr. Brooks only and were granted by the Board to allow Mr. Brooks the opportunity to build an ownership interest in the Company on the same basis as the other members of the Board.
(4)	Mr. Hays resigned from the Company’s Board of Directors effective June 15, 2011.

The following table summarizes the outstanding equity awards held by each of our non-employee directors as of December 31, 2011:

Name	Stock Awards	Stock Options
Mark J. Brooks	1,204	5,751
Thomas P. Cooper, M.D.	4,832	27,061
Francesco Federico, M.D.	—	27,625
Woodrin Grossman	1,054	22,543
Patrick G. Hays	—	29,124
C. Thomas Smith	506	26,279
Chuck Timpe	—	6,000

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors is currently composed of three independent, non-employee directors. The compensation committee oversees the Company’s compensation programs on behalf of the Board of Directors. The compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the compensation committee’s review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2012 annual meeting of stockholders and the Company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE
Mark J. Brooks (Chairman)
Thomas P. Cooper, M.D.
C. Thomas Smith

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving equity and other compensation, termination, change in control and other arrangements relating to the services provided to us as an employee, director, or consultant by a related person will not be covered by this policy. A related person is any executive officer, director or a nominee for director, or a beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity where any such person acts as an officer or general partner of or otherwise controls, or in which such person holds an aggregate ownership interest of at least 10%.

Under the policy, if a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to all disinterested members of our Board of Directors) for review and approval. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, without limitation, the following:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third-party; and

•	the purpose of the transaction and any potential benefits to us.

The Company’s Related Person Transactions Policy is available on our website, located at www.hospitalist.com.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. In accordance with its responsibilities set forth in the committee charter, the audit committee has done the following:

•	Discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the overall scope and plans for their audit and non-audit services;

•	Reviewed and discussed with management and Ernst & Young, LLP the Company’s audited financial statements for the fiscal year ended December 31, 2011;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received and reviewed written disclosure and the letter regarding independence from Ernst & Young LLP as required by the Public Company Accounting Oversight Board and discussed with Ernst & Young LLP its independence.

In carrying out its responsibilities, the audit committee looks to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of the Company’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing the Company’s internal control over financial reporting and for expressing an opinion on the effectiveness of internal control over financial reporting. The independent registered public accounting firm performs their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Chuck Timpe (Chairman)
Mark J. Brooks
Woodrin Grossman

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you wish to present a proposal for action at the 2013 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 19, 2012 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2013 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that written notice must be received by the Secretary of the Company no later than March 9, 2013, and no earlier than February 7, 2013.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2012 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A Notice containing instruction on how to access our 2011annual report and this proxy statement is being mailed to each stockholder of record. The 2011 annual report includes our annual report on Form 10-K, audited financial statements for the year ended December 31, 2011, as well as other supplementary financial information and certain schedules. Copies of the annual report on Form 10-K, without exhibits, can also be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, or through our website, located at http://investors.hospitalist.com .

By order of the Board of Directors,

Adam D. Singer, M.D.
Chief Executive Officer

North Hollywood, California

April 23, 2012

Appendix A

IPC THE HOSPITALIST COMPANY, INC.

2012 EQUITY PARTICIPATION PLAN

I. INTRODUCTION

1.1 Purposes. The purposes of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, Non-Employee Directors and independent contractors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall mean the occurrence of any one or more of the following: (i) the acquisition by any Person of voting shares which result in such Person being the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the outstanding voting shares of Common Stock; provided, however, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the outstanding voting shares of Common Stock is beneficially owned by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (B) any Person which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in approximately the same proportion as their ownership of voting shares of Common Stock immediately prior to such acquisition; (ii) a merger, consolidation or other reorganization involving the Company if the stockholders of the Company and their affiliates, immediately before such merger, consolidation or other reorganization, do not, as a result of such merger, consolidation, or other reorganization, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting shares of the entity resulting from such merger, consolidation or other reorganization; (iii) a complete liquidation or dissolution of the Company; or (iv) the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries determined on a consolidated basis.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board or a subcommittee thereof, consisting of two or more members of the Board, each of whom may be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of the Nasdaq Stock Market or, if the Common Stock is not listed on the Nasdaq Stock Market, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $.001 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean IPC The Hospitalist Company, Inc., a Delaware corporation, or any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the Nasdaq Stock Market on the date as of which such value is being determined or, if the Common Stock is not listed on the Nasdaq Stock Market, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee in good faith and in accordance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Performance Awards” shall mean a right to receive an amount of cash, shares of Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, such criteria and objectives shall be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: share price (including growth measures and total stockholder return or attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time), earnings (either in the aggregate or on a per-share basis), return to stockholders (including dividends), return on assets, return on investments, return on equity, return on sales, earnings of the Company before or after taxes and/or interest, EBITDA (actual and adjusted and either in the aggregate or on a per-share basis), revenues, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment capital, economic value created, gross margin, operating margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives and/or extraordinary or special items, operating earnings, net cash provided by operations, costs, aggregate product unit and pricing targets, achievement of business or operational goals relating to business development, achievement of diversity objectives, results of customer or employee satisfaction surveys, debt ratings, debt leverage and debt service, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, operating and maintenance cost management, employee or provider productivity, number of employees or providers either on a headcount or equivalency basis, efficiency, objectively identified project milestones, production volume levels, and goals relating to acquisitions or divestitures, achievement of a clinical quality goal, or any combination of the foregoing. The applicable performance measures may be applied on a pre- or post-tax basis. In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

“Performance Option” shall mean an Incentive Stock Option or Nonqualified Stock Option, the grant of which or the exercisability of all or a portion of which is contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Person” shall mean any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

“Prior Plan” shall mean the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and each other plan previously maintained by the Company under which equity awards remain outstanding as of the effective date of this Plan.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period. Restricted Stock Units shall include deferred stock units granted to Non-Employee Directors.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, an Unrestricted Stock Award or a Restricted Stock Unit Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender or cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Unrestricted Stock” shall mean shares of Common Stock which are not subject to any Restriction Period or the attainment of specified Performance Measures within a specified Performance Period.

“Unrestricted Stock Award” shall mean an award of Unrestricted Stock under this Plan

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options (which may include Performance Options), (ii) SARs in the form of Tandem SARs or Free-Standing SARs, (iii) Stock Awards in the form of Restricted Stock, Unrestricted Stock or Restricted Stock Units, and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units, and the dollar value subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units or Performance Awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the Chief Executive Officer or other executive officer of the Company with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, independent contractors, and persons expected to become officers, other employees, Non-Employee Directors and independent contractors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director or independent contractor. The Company may determine, in its sole discretion, whether a participant is deemed to be employed during a leave of absence.

1.5 Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Section 1.5, 2,100,000 shares of Common Stock shall initially be available for all awards under this Plan (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan after December 31, 2011, with such reduction equal to one (1.0) times the number of shares subject to an option or Free-Standing SAR and two (2.0) times the number of shares subject to a Stock Award or Performance Award). No more than 2,100,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an option or a Free-Standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to one (1.0) times the number of shares subject to such option or Free-Standing SAR. To the extent the Company grants a Stock Award or settles a Performance Award in shares of Common Stock, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to two (2.0) times the number of shares subject to such Stock Award or Performance Award.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan or, after December 31, 2011 under the Prior Plan, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan; provided, however, that shares of Common Stock subject to an award under this Plan shall not again be available under this Plan if such shares are (x) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR, (y) shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes related to an outstanding option or SAR and (z) shares repurchased by the Company on the open market with the proceeds of an option exercise. Shares delivered to or withheld by the Company to pay the withholding taxes for Stock

Awards or Performance Awards shall again be available under this Plan. The number of shares that again become available pursuant to this paragraph shall be equal to (i) one (1.0) share for each share subject to an Option or Free-Standing SAR described herein or under the Prior Plan and (ii) two (2.0) shares for each share subject to a Stock Award or a Performance Award described herein or under the Prior Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (i) the maximum number of shares of Common Stock with respect to which options or SARs, or a combination thereof, may be granted during any fiscal year of the Company to any person shall be 325,000, subject to adjustment as provided in Section 5.7; (ii) the maximum number of shares of Common Stock with respect to which Stock Awards subject to Performance Measures or Performance Awards denominated in Common Stock that may be earned by any Person for each 12-month period during a Performance Period shall be 325,000, subject to adjustment as provided in Section 5.7; and (iii) the maximum amount that may be earned by any Person for each 12-month period during a Performance Period with respect to Performance Awards denominated in cash shall be $3,000,000.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, shall be a Nonqualified Stock Option unless the Agreement states that such option is intended to be an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options may be granted in addition to, or in lieu of, any other compensation payable to officers, other employees, Non-Employee Directors, and independent contractors, and in all cases shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the exercise price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than seven (7) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such option or to the exercisability of all or a portion of such option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than seven (7) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a shareholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment or service with the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4 No Repricing. Subject to Section 5.7, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the exercise price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower exercise price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the exercise price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change in Control.

III. STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Unrestricted Stock Award or a Restricted Stock Unit Award.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a shareholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to such award.

3.4 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a shareholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award that is subject to performance-based vesting conditions shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a shareholder of the Company.

4.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the applicable award Agreement.

V. GENERAL

5.1 Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2012 annual meeting of shareholders and, if so approved, the Plan shall become effective as of the date on which the Plan was approved by the Board. This Plan shall terminate as of the first annual meeting of the Company’s shareholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than 10 years after the effective date of this Plan. In the event that this Plan is not approved by the shareholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.

5.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the Nasdaq Stock Market, or any other stock exchange on which shares of Common Stock are traded; or (ii) such amendment seeks to modify Section 2.4 hereof; provided further, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3 Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, either executed by the recipient or accepted by the recipient by electronic means approved by the Company within the time period specified by the Company. Upon such execution or execution and electronic acceptance, and delivery of the Agreement to the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) any combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share, the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award, including the number and class of securities subject thereto, the terms of each outstanding Performance Award, the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

5.8 Change in Control. If the Company shall be a party to Change in Control, the Board (as constituted prior to the Change in Control) may, in its discretion:

(a) require that (A) some or all outstanding options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;

(b) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or

(c) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or an SAR, the number of shares of Common Stock then subject to the portion of such option or SAR surrendered, to the extent such option or SAR is then exercisable or becomes exercisable pursuant to Section 5.8(a), multiplied by the excess, if any, of the Fair Market Value of a share of

Common Stock as of the date of the Change in Control, over the exercise price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, on such Stock Award or Performance Award have lapsed or will lapse pursuant to Section 5.8(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to Section 5.8(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered, to the extent the Performance Period applicable so such award has lapsed or will lapse pursuant to Section 5.8(a) and to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

5.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.11 Rights as Shareholder. No person shall have any right as a shareholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a shareholder of record with respect to such shares of Common Stock or equity security.

5.12 Designation of Beneficiary. To the extent permitted by the Committee, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.14 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Appendix B

IPC THE HOSPITALIST COMPANY, INC.

INCENTIVE PLAN

I. Purposes

The purposes of the IPC The Hospitalist Company, Inc. Incentive Plan (the “Plan”) are to retain and motivate the officers and other employees of IPC The Hospitalist Company, Inc. and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. Definitions

“Annual Base Salary” shall mean for any Participant an amount equal to the rate of annual base salary in effect or approved by the Committee or other authorized person at the time or immediately before performance goals are established for a Performance Period, including any base salary that otherwise would be payable to the Participant during the Performance Period but for his or her election to defer receipt thereof.

“Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

“Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof comprised of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean IPC The Hospitalist Company, Inc., a Delaware corporation, and any successor thereto.

“Participant” shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period commencing on or after January 1, 2012 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the IPC The Hospitalist Company, Inc. Incentive Plan as set forth herein, as it may be amended from time to time.

III. Administration

3.1. General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2. Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1.

(a)	to designate within the Applicable Period the Participants for a Performance Period;

(b)	to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award;

(c)	to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

(d)	subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3. Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, only the Committee shall be permitted to (a) designate such person to participate in the Plan for such Performance Period, (b) establish performance goals and Awards for such person, and (c) certify the achievement of such performance goals.

IV. Performance Goals

The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures: share price (including growth measures and total stockholder return or attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time), earnings (either in the aggregate or on a per-share basis), return to stockholders (including dividends), return on assets, return on investments, return on equity, return on sales, earnings of the Company before or after taxes and/or interest, EBITDA (actual and adjusted and either in the aggregate or on a per-share basis), revenues, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment capital, economic value created, gross margin, operating margin, net income before or after taxes, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives and/or extraordinary or special items, operating earnings, net cash provided by operations, costs, aggregate product unit and pricing targets, achievement of business or operational goals relating to business development, achievement of diversity objectives, results of customer or employee satisfaction surveys, debt ratings, debt leverage and debt service, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, operating and maintenance cost management, employee or provider productivity, number of employees or providers either on a headcount or equivalency basis, efficiency, objectively identified project milestones, production volume levels, and goals relating to acquisitions or divestitures, achievement of a clinical quality goal, or any combination of the foregoing. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period; provided, however, that to the extent such goals relate to Awards to “covered employees” within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.” In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may amend or adjust the performance goals or other terms and conditions of an outstanding award in recognition of unusual, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

V. Terms of Awards

5.1. Performance Goals and Targets. At the time performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s Annual Base Salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant or to decide that no payment shall be made. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant’s employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall not establish any such terms that would cause an Award payable upon the achievement of the performance goals not to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the “qualified performance-based compensation.”

5.2. Payments. At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either

(A) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (B) comply with Section 409A of the Code and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

5.3. Maximum Awards. No Participant shall receive a payment under the Plan with respect to any Performance Period having a value in excess of $3,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

VI. General

6.1. Effective Date. The Plan shall be submitted to the shareholders of the Company for approval at the 2012 annual meeting of shareholders and, if approved by the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2012. In the event that the Plan is not approved by the shareholders of the Company, the Plan shall be null and void with respect to Participants who are “covered employees” within the meaning of Section 162(m) of the Code.

6.2. Amendments and Termination. The Board may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code. The Board may terminate the Plan at any time.

6.3. Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

6.4. Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant (or withhold from any payment hereunder) of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

6.5. No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

6.6. Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

6.7. Governing Law. The Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.8. Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (a) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (b) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

6.9. Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

6.10. Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

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The Hospitalist Company

IMPORTANT ANNUAL MEETING INFORMATION

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Stockholders’ Meeting Notice & Admission Ticket

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Important Notice Regarding the Availability of Proxy Materials for the IPC The Hospitalist Company, Inc. Annual Stockholders’ Meeting to be Held on June 7, 2012

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

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Stockholders’ Meeting Notice & Admission Ticket

IPC The Hospitalist Company, Inc.’s Annual Meeting of Stockholders will be held on June 7, 2012 at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California at 9:00 a.m. Pacific Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1. Election of Directors.

Mark J. Brooks

Woodrin Grossman

R. Jeffrey Taylor

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

3. Say on Pay – a non-binding advisory vote on the approval of executive compensation of our named executive officers.

4. Approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan.

5. Approval of the IPC The Hospitalist Company, Inc. Incentive Plan.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the IPC The Hospitalist Company, Inc. 2012 Annual Meeting

From Los Angeles International Airport

Distance from hotel: 20 mi.

Drive time: 45 min.

Directions: Take 405 North towards L.A.; stay in far right lane until freeway splits and take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill.

From Burbank-Glendale-Pasadena Airport

Distance from hotel: 6 mi.

Drive time: 15 min.

Directions: Take Hollywood Way South to Riverside Drive, turn right, continue to traffic signal at Cahuenga Blvd. Turn left, go until merge with Lankershim Blvd., turn left. Stay in left lane until Universal Studios/Hotels sign, turn left, Hilton up the road on top of hill.

From John Wayne Airport/Orange County

Distance from hotel: 52 mi.

Drive time: 1.5 hr.

Directions: Take 405 North towards L.A.; take 101 South to Lankershim Blvd exit. Turn right, then right again at signal, (Lankershim) Hotel entrance sign ahead on right. Hotel up the road on top of hill.

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Internet – Go to www.envisionreports.com/ipcm. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials IPCM” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 29, 2012.

01GPGA

0000139427_1 R1.0.0.11699

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 07, 2012

IPC THE HOSPITALIST COMPANY, INC

BROKER

LOGO

HERE

Return Address Line 1

Return Address Line 2

Return Address Line 3

51 MERCEDES WAY EDGEWOOD NY 11717

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

1 OF 2

12

15

Meeting Information

Meeting Type: Annual Meeting

For holders as of: April 09, 2012

Date: June 07, 2012 Time: 9:00 AM PDT

Location: Hilton Los Angeles Universal City 555 Universal Hollywood Drive Universal City, California

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Broadridge Internal Use Only

Job # Envelope # Sequence # # of # Sequence #

BARCODE

0000139427_2 R1.0.0.11699

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 29, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Internal Use Only

Voting items

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors Nominees

01 Mark J. Brooks 02 Woodrin Grossman 03 R. Jeffrey Taylor

The Board of Directors recommends you vote FOR the following proposal (s):

2 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

3 Say on Pay - A non-binding advisory vote on the approval of executive compensation of our named executive officers.

4 Approval of the IPC The Hospitalist Company, Inc. 2012 Equity Participation Plan.

5 Approval of the IPC The Hospitalist Company, Inc. Incentive Plan.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

B

A

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Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence #

0000139427_3 RI.0.0.11699

Reserved for Broadridge Internal Control Information

Voting Instructions

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE

THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE

Broadridge Internal Use Only

Job # Envelope # Sequence # # of # Sequence #

0000139427_4 RI.0.011699

ipc

The Hospitalist Company

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 6, 2012.

Vote by Internet

Go to www.envisionreports.com/ipcm

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

x

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR THE nominees listed; FOR Proposals 2, 3,4, and 5.

1. Election of Directors:

For

Withhold

01 - Mark J. Brooks

02 - Woodrin Grossman

For

Withhold

03 - R. Jeffrey Taylor

For

Withhold

+

For

Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as

3. Say on Pay - a non-binding advisory vote on the approval

our independent registered public accounting firm for

of executive compensation of our named executive officers.

fiscal year 2012.

For

Against Abstain For Against Abstain

4. Approval of the IPC The Hospitalist Company,

5. Approval of the IPC The Hospitalist Company, Inc.

Inc. 2012 Equity Participation Plan.

Incentive Plan.

6. Such other business as may properly come before the meeting or any adjournment thereof

For

Against

Abstain

For

Against

Abstain

B Please check this box if you consent to access future annual reports and proxy statement materials via the Internet.

C Non-Voting Items

Change of Address — Please print new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890

J N T

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 UPX

1 3 6 5 9 2 1 +

01GPEA

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 7, 2012: IPC’s Proxy Statement and Annual Report to Stockholders and Form 10-K for fiscal year 2011 are available electronically at www.edocumentview.com/ipcm

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ipc

The Hospitalist Company

Proxy — IPC THE HOSPITALIST COMPANY INC.

Notice of 2012 Annual Meeting of Stockholders

IPC The Hospitalist Company 4605 Lankershim Blvd STE 617 North Hollywood CA 91602 Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2012

Adam D. Singer, M.D. and R. Jeffrey Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPC The Hospitalist Company, Inc., to be held on June 7, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees listed on the reverse side for the Board of Directors; FOR Proposals 2, 3, and 5.

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

(Items to be voted appear on reverse side.)